Exhibit 99.3

EXPLANATORY NOTE
This Exhibit 99.3 contains certain retrospective revisions that have been made to the consolidated financial statements of Phillips Edison & Company, Inc. (the “Company”) that were previously contained in its Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”) to reflect a reverse stock split. The Company has updated and revised the financial statements and footnotes that were contained in the 2020 Form 10-K to reflect the retrospective effect of the reverse stock split.
Revisions to the 2020 Form 10-K included in this Exhibit 99.3 as noted above supersede the corresponding portions of the 2020 Form 10-K. All other information in the 2020 Form 10-K remains unchanged. This Exhibit 99.3 does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the changes described above.

Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Phillips Edison & Company, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Phillips Edison & Company, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive (loss) income, equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Investment in Real Estate – Evaluation of Impairment – Refer to Notes 2 and 17 to the financial statements.
Critical Audit Matter Description
The Company’s evaluation for impairment of its investment in real estate involves an initial assessment of each real estate asset to determine whether events or changes in circumstances exist that may indicate that the carrying amount of a real estate asset is no longer recoverable. Possible indicators of impairment may include changes in market conditions; significant decreases in a real estate asset’s occupancy, rental income, operating income, or market value; declines in tenant performance; tenant bankruptcies; changes to lease structures; or a planned disposition in which a real estate asset’s fair value is less than its current carrying value, among others. When an indicator of potential impairment exists, the Company evaluates the real estate asset for impairment by comparing undiscounted future cash flows expected to be generated over the holding period of the real estate asset to its respective carrying amount. If the carrying amount of the real estate asset exceeds its undiscounted future cash flows, an analysis is performed to determine the fair value of the real estate asset for measurement of impairment.
The Company makes significant assumptions, the most critical of which involve assessments of market conditions, hold periods, and market values of its real estate assets, to identify those with potential impairment. Changes in these assumptions could have a significant impact on which real estate assets are identified for further analysis. For a real estate asset with an identified indicator of potential impairment, the Company makes significant estimates and assumptions to project the real estate asset’s undiscounted future cash flows expected to be generated over the Company’s remaining holding period. Estimates and assumptions made include those related to the real estate asset’s market rent growth and terminal capitalization rates, and assumptions related to tenant activity, such as future lease signings and renewals. In the event that a real estate asset is not recoverable based on the results of the undiscounted cash flow analysis, the Company will adjust the real estate asset to its fair value based upon discounted cash flow or direct capitalization models, third-party appraisals, or broker selling estimates or sale agreements, when available, and recognize an impairment loss for the carrying amount in excess of fair value.
Based on the Company’s impairment analysis, certain real estate assets were identified as possessing impairment indicators and were then subject to an undiscounted cash flow test. Based on the results of the undiscounted cash flow tests, certain real estate assets were determined to be unrecoverable by the Company. An impairment loss of approximately $2.4 million was recognized during the year ended December 31, 2020 on those unrecoverable real estate assets.
We identified the identification and analysis of impairment indicators for real estate assets and the impairment of real estate assets as a critical audit matter because of (1) the significant assumptions management makes when identifying and analyzing indicators to determine whether events or changes in circumstances have occurred indicating that the carrying amounts of real estate assets may not be recoverable and (2) for those real estate assets where indications of impairment have been

Exhibit 99.3

identified, the significant estimates and assumptions management makes to estimate the undiscounted cash flows of real estate assets, and for those real estate assets that are not recoverable, the significant estimates and assumptions management makes to determine the fair value of the real estate assets. A high degree of auditor judgment was required when performing audit procedures to evaluate (1) whether management appropriately identified and analyzed impairment indicators, (2) the reasonableness of management’s undiscounted future cash flows analysis, and (3) the determination of fair value for unrecoverable real estate assets.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the identification and analysis of real estate assets for possible indications of impairment, and our procedures related to the estimate of future undiscounted cash flows and the determination of fair value for unrecoverable real estate assets, included the following, among others:
•We evaluated the Company’s identification and analysis of impairment indicators by:
◦Searching for adverse asset-specific and market conditions through review of third-party industry reports, real estate industry news sources, and websites and financial reports of key anchor tenants across the portfolio, among other sources.
◦Independently evaluating key impairment indicators, such as projected net operating income and changes in occupancy of each real estate asset, and comparing the results of our analysis to the indicators identified by management.
◦Reviewing management’s specific real estate asset disposition plans and assessing for impairment any real estate asset with potential sales prices below the recorded real estate asset value.
•We evaluated the Company’s estimate of undiscounted future cash flows and the determination of fair value for unrecoverable real estate assets by:
◦Comparing the projections included in management’s estimate of future undiscounted cash flows to the Company’s historical results and external market sources.
◦Evaluating whether the impacts caused by the COVID-19 pandemic on a real estate asset’s cash flows were properly considered in the Company’s cash flow projections, including the projected hold period, impact of rent deferrals and concessions, probability of lease renewals and execution of new leases, and operational health of tenant businesses.
◦Assessing the market rent growth rate and terminal capitalization rate used to determine the residual value of the real estate asset upon future sale against third-party industry reports and recent comparable sales information.
◦Discussing with management the assumptions used in the Company’s valuation models and evaluating the consistency of the assumptions used with evidence obtained in other areas of the audit.
◦Evaluating the source information used by management when determining the fair value of a real estate asset based on broker selling estimates or sale agreements.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 12, 2021
(July 2, 2021, as to the effects of the one-for-three reverse stock split described in Note 1)

We have served as the Company's auditor since 2009.

Exhibit 99.3

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(In thousands, except per share amounts)

	2020	2019
ASSETS
Investment in real estate:
Land and improvements	$1,549,362	$1,552,562
Building and improvements	3,237,986	3,196,762
In-place lease assets	441,683	442,729
Above-market lease assets	66,106	65,946
Total investment in real estate assets	5,295,137	5,257,999
Accumulated depreciation and amortization	(941,413)	(731,560)
Net investment in real estate assets	4,353,724	4,526,439
Investment in unconsolidated joint ventures	37,366	42,854
Total investment in real estate assets, net	4,391,090	4,569,293
Cash and cash equivalents	104,296	17,820
Restricted cash	27,641	77,288
Goodwill	29,066	29,066
Other assets, net	126,470	128,690
Real estate investment and other assets held for sale	—	6,038
Total assets	$4,678,563	$4,828,195
LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,292,605	$2,354,099
Below-market lease liabilities, net	101,746	112,319
Earn-out liability	22,000	32,000
Deferred income	14,581	15,955
Derivative liability	54,759	20,974
Accounts payable and other liabilities	176,943	124,054
Total liabilities	2,662,634	2,659,401
Commitments and contingencies (Note 12)	—	—
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 93,279 and 96,349
shares issued and outstanding at December 31, 2020 and 2019, respectively	2,798	2,890
Additional paid-in capital (“APIC”)	2,739,358	2,779,130
Accumulated other comprehensive loss (“AOCI”)	(52,306)	(20,762)
Accumulated deficit	(999,491)	(947,252)
Total stockholders’ equity	1,690,359	1,814,006
Noncontrolling interests	325,570	354,788
Total equity	2,015,929	2,168,794
Total liabilities and equity	$4,678,563	$4,828,195

See notes to consolidated financial statements.

Exhibit 99.3

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018
(In thousands, except per share amounts)

	2020	2019	2018
Revenues:
Rental income	$485,483	$522,270	$395,790
Fees and management income	9,820	11,680	32,926
Other property income	2,714	2,756	1,676
Total revenues	498,017	536,706	430,392
Operating Expenses:
Property operating	87,490	90,900	77,209
Real estate taxes	67,016	70,164	55,335
General and administrative	41,383	48,525	50,412
Depreciation and amortization	224,679	236,870	191,283
Impairment of real estate assets	2,423	87,393	40,782
Total operating expenses	422,991	533,852	415,021
Other:
Interest expense, net	(85,303)	(103,174)	(72,642)
Gain on sale or contribution of property, net	6,494	28,170	109,300
Transaction expenses	—	—	(3,331)
Other income (expense), net	9,245	(676)	(1,723)
Net income (loss)	5,462	(72,826)	46,975
Net (income) loss attributable to noncontrolling interests	(690)	9,294	(7,837)
Net income (loss) attributable to stockholders	$4,772	$(63,532)	$39,138
Earnings per common share (Note 15):
Net income (loss) per share attributable to stockholders - basic	$0.05	$(0.67)	$0.60
Net income (loss) per share attributable to stockholders - diluted	$0.05	$(0.67)	$0.59

Comprehensive (loss) income:
Net income (loss)	$5,462	$(72,826)	$46,975
Other comprehensive loss:
Change in unrealized value on interest rate swaps	(33,820)	(38,274)	(4,156)
Comprehensive (loss) income	(28,358)	(111,100)	42,819
Net (income) loss attributable to noncontrolling interests	(690)	9,294	(7,837)
Change in unrealized value on interest rate swaps attributable to noncontrolling interests	4,351	5,150	22
Reallocation of comprehensive loss upon conversion of noncontrolling interests	(2,075)	—	—
Comprehensive (loss) income attributable to stockholders	$(26,772)	$(96,656)	$35,004
See notes to consolidated financial statements.

Exhibit 99.3

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019, AND 2018
(In thousands, except per share amounts)

	Common Stock		APIC	AOCI	Accumulated Deficit	Total Stockholders’ Equity	Non-Controlling Interests	Total Equity
	Shares	Amount
Balance at January 1, 2018	61,744	$1,852	$1,629,130	$16,496	$(601,238)	$1,046,240	$432,442	$1,478,682
Issuance of common stock for acquisition	31,817	955	1,053,790	—	—	1,054,745	—	1,054,745
Dividend reinvestment plan (“DRIP”)	1,332	40	44,031	—	—	44,071	—	44,071
Share repurchases	(1,627)	(49)	(53,709)	—	—	(53,758)	—	(53,758)
Change in unrealized value on interest rate swaps	—	—	—	(4,134)	—	(4,134)	(22)	(4,156)
Common distributions declared, $2.010 per share	—	—	—	—	(129,945)	(129,945)	—	(129,945)
Distributions to noncontrolling interests	—	—	—	—	—	—	(28,661)	(28,661)
Share-based compensation	2	—	1,783	—	—	1,783	3,315	5,098
Other	—	—	(154)	—	—	(154)	—	(154)
Net income	—	—	—	—	39,138	39,138	7,837	46,975
Balance at December 31, 2018	93,268	2,798	2,674,871	12,362	(692,045)	1,997,986	414,911	2,412,897
Adoption of Accounting Standards Codification Topic 842, Leases	—	—	—	—	(528)	(528)	—	(528)
Balance at January 1, 2019 as adjusted	93,268	2,798	2,674,871	12,362	(692,573)	1,997,458	414,911	2,412,369
Issuance of common stock for acquisition, net	1,505	45	49,891	—	—	49,936	—	49,936
DRIP	2,029	60	67,367	—	—	67,427	—	67,427
Share repurchases	(1,104)	(33)	(35,930)	—	—	(35,963)	—	(35,963)
Change in unrealized value on interest rate swaps	—	—	—	(33,124)	—	(33,124)	(5,150)	(38,274)
Common distributions declared, $2.010 per share	—	—	—	—	(191,147)	(191,147)	—	(191,147)
Distributions to noncontrolling interests	—	—	—	—	—	—	(30,444)	(30,444)
Share-based compensation	22	1	2,051	—	—	2,052	5,664	7,716
Conversion of noncontrolling interests	629	19	20,880	—	—	20,899	(20,899)	—
Net loss	—	—	—	—	(63,532)	(63,532)	(9,294)	(72,826)
Balance at December 31, 2019	96,349	2,890	2,779,130	(20,762)	(947,252)	1,814,006	354,788	2,168,794
DRIP	479	14	15,926	—	—	15,940	—	15,940
Share repurchases	(4,582)	(138)	(80,260)	—	—	(80,398)	—	(80,398)
Change in unrealized value on interest rate swaps	—	—	—	(29,469)	—	(29,469)	(4,351)	(33,820)
Common distributions declared, $0.588 per share	—	—	—	—	(57,011)	(57,011)	—	(57,011)
Distributions to noncontrolling interests	—	—	—	—	—	—	(8,255)	(8,255)
Share-based compensation	36	2	3,708	—	—	3,710	2,151	5,861
Conversion of noncontrolling interests	997	30	18,056	—	—	18,086	(18,086)	—
Reallocation of operating partnership interests	—	—	3,442	(2,075)	—	1,367	(1,367)	—
Other	—	—	(644)	—	—	(644)	—	(644)
Net income	—	—	—	—	4,772	4,772	690	5,462
Balance at December 31, 2020	93,279	$2,798	$2,739,358	$(52,306)	$(999,491)	$1,690,359	$325,570	$2,015,929

See notes to consolidated financial statements.

Exhibit 99.3

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(In thousands)

	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,462	$(72,826)	$46,975
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of real estate assets	218,738	231,023	177,504
Impairment of real estate assets	2,423	87,393	40,782
Depreciation and amortization of corporate assets	5,941	5,847	13,779
Net amortization of above- and below-market leases	(3,173)	(4,185)	(3,949)
Amortization of deferred financing expenses	4,975	5,060	4,682
Amortization of debt and derivative adjustments	2,444	7,514	(625)
Loss (gain) on extinguishment or modification of debt, net	4	2,238	(93)
Gain on sale or contribution of property, net	(6,494)	(28,170)	(109,300)
Change in fair value of earn-out liability and derivatives	(10,000)	(7,500)	2,393
Straight-line rent	(3,325)	(9,079)	(5,112)
Share-based compensation	5,861	7,716	5,098
Other impairment charges	359	9,661	—
Return on investment in unconsolidated joint ventures	1,962	3,922	—
Other	1,287	540	1,039
Changes in operating assets and liabilities:
Other assets, net	(6,945)	1,271	(7,334)
Accounts payable and other liabilities	(8,943)	(13,550)	(12,548)
Net cash provided by operating activities	210,576	226,875	153,291
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(41,482)	(71,722)	(87,068)
Capital expenditures	(63,965)	(75,492)	(48,980)
Proceeds from sale of real estate	57,902	223,083	78,654
Distributions and proceeds from unconsolidated joint ventures	3,453	5,310	162,046
Acquisition of REIT III, net of cash acquired	—	(16,996)	—
Acquisition of REIT II, net of cash acquired	—	—	(363,519)
Net cash (used in) provided by investing activities	(44,092)	64,183	(258,867)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	255,000	122,641	475,357
Payments on revolving credit facility	(255,000)	(196,000)	(463,567)
Proceeds from mortgages and loans payable	—	260,000	622,500
Payments on mortgages and loans payable	(64,848)	(275,710)	(301,669)
Payments on deferred financing expenses	(130)	(3,696)	(7,655)
Distributions paid, net of DRIP	(49,331)	(123,135)	(80,728)
Distributions to noncontrolling interests	(9,435)	(29,679)	(28,650)
Repurchases of common stock	(5,267)	(34,675)	(53,153)
Other	(644)	—	—
Net cash (used in) provided by financing activities	(129,655)	(280,254)	162,435
NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	36,829	10,804	56,859
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of year	95,108	84,304	27,445
End of year	$131,937	$95,108	$84,304

RECONCILIATION TO CONSOLIDATED BALANCE SHEETS
Cash and cash equivalents	$104,296	$17,820	$16,791
Restricted cash	27,641	77,288	67,513
Cash, cash equivalents, and restricted cash at end of year	$131,937	$95,108	$84,304

Exhibit 99.3

	2020	2019	2018
SUPPLEMENTAL CASH FLOW DISCLOSURE, INCLUDING NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest	$78,521	$89,373	$67,556
Cash paid (refund) for income taxes, net	947	589	(146)
Obligation for shares tendered pursuant to a tender offer	77,642	—	—
Right-of-use (“ROU”) assets obtained in exchange for new lease liabilities	561	4,772	739
Accrued capital expenditures	4,394	6,299	2,798
Change in distributions payable	(8,260)	585	5,146
Change in distributions payable - noncontrolling interests	(1,180)	765	11
Change in accrued share repurchase plan obligation	(2,511)	1,288	605
Distributions reinvested	15,940	67,427	44,071
Fair value of assumed debt from individual real estate acquisitions	—	—	11,877
Debt contributed to joint venture	—	—	175,000
Property contributed to joint venture, net	—	—	273,790
Amounts related to the merger of GRP I and GRP II:
Ownership interest in fair value of assets assumed	5,062	—	—
Ownership interest in GRP II contributed to GRP I	(5,105)	—	—
Amounts related to the acquisition of REIT III and REIT II:
Fair value of assumed debt	—	—	464,462
Fair value of equity issued	—	49,936	1,054,745
Net settlement of related party receivables	—	2,246	—
Derecognition of management contracts intangible asset and related party investment	—	1,601	30,428

See notes to consolidated financial statements.

Phillips Edison & Company, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2020, 2019, and 2018

1. ORGANIZATION
Phillips Edison & Company, Inc. (“we,” the “Company,” “PECO,” “our,” or “us”) was formed as a Maryland corporation in October 2009. Substantially all of our business is conducted through Phillips Edison Grocery Center Operating Partnership I, L.P., (the “Operating Partnership”), a Delaware limited partnership formed in December 2009. We are a limited partner of the Operating Partnership, and our wholly owned subsidiary, Phillips Edison Grocery Center OP GP I LLC, is the sole general partner of the Operating Partnership.
We are a real estate investment trust (“REIT”) that invests primarily in well-occupied, grocery-anchored, neighborhood and community shopping centers that have a mix of creditworthy national, regional, and local retailers that sell necessity-based goods and services in strong demographic markets throughout the United States. In addition to managing our own shopping centers, our third-party investment management business provides comprehensive real estate and asset management services to two institutional joint ventures, in which we retain a partial ownership interest, and one private fund (collectively, the “Managed Funds”).
On October 1, 2020, Grocery Retail Partners I LLC (“GRP I”), a joint venture with Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) in which we own an equity interest, acquired Grocery Retail Partners II LLC (“GRP II”), an additional joint venture with Northwestern Mutual in which we owned an equity interest. Our ownership in the combined entity was adjusted upon consummation of the transaction, and we own approximately a 14% interest in GRP I as a result of the acquisition.
In November 2018, we completed a merger (the “Merger”) with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”), a public non-traded REIT that was advised and managed by us (see Note 4). In the same month, we also contributed or sold 17 properties in the formation of GRP I; see Note 7 for more detail.
As of December 31, 2020, we wholly-owned 283 real estate properties. Additionally, we owned a 20% equity interest in Necessity Retail Partners (“NRP”), a joint venture that owned five properties, and a 14% interest in GRP I, which owned 20 properties.
The consolidated financial statements and accompanying footnotes give effect to a one-for-three reverse stock split of the Company’s common stock which took place on July 2, 2021. In addition, the consolidated financial statements and accompanying footnotes give effect to a corresponding reverse split of our Operating Partnership’s units, or “OP units”. As a result of the reverse stock and OP unit split, every three shares of our common stock and OP units have been automatically combined and converted into one issued and outstanding share of common stock or OP unit, as applicable, rounded to the nearest 1/100th share or OP unit. The reverse stock and OP unit splits impact all classes of common stock and OP units proportionately and resulted in no impact on any stockholder’s or limited partner’s percentage ownership of all issued and outstanding common stock or OP units. These transactions are collectively referred to as the “reverse stock split”.
All share and per share data included in these consolidated financial statements and accompanying footnotes give retroactive effect to the reverse stock split.
Additionally, we have effected a reclassification transaction by filing an amendment to our charter, which was previously approved by our stockholders, in which each issued and outstanding share of our common stock was changed into one share of our newly created class of Class B common stock. Our Class B common stock is identical to our common stock that will be offered in the pending offering, except that (i) we do not intend to list our Class B common stock on a national securities exchange in connection with the pending offering, and (ii) upon the six-month anniversary of the listing of our common stock for trading on a national securities exchange (or such earlier date or dates as may be approved by our Board in certain circumstances with respect to all or any portion of the outstanding shares of our Class B common stock), each share of our Class B common stock will automatically, and without any stockholder action, convert into one share of our listed common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Set forth below is a summary of the significant accounting estimates and policies that management believes are important to the preparation of our consolidated financial statements. Certain of our accounting estimates are particularly important for an understanding of our financial position and results of operations and require the application of significant judgment by management. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, remaining hold periods of assets, recoverable amounts of receivables, and other fair value measurement assessments required for the preparation of the consolidated financial statements. As a result, these estimates are subject to a degree of uncertainty.
During the first quarter of 2020, a novel coronavirus (“COVID-19”) began spreading globally, with the outbreak being classified as a pandemic by the World Health Organization on March 11, 2020. Because of the adverse economic conditions that exist as a result of the impacts of the COVID-19 pandemic, it is possible that the estimates and assumptions that have been utilized in the preparation of the consolidated financial statements could change significantly. Specifically, as it relates to our business, the current economic situation resulted in temporary tenant closures at our shopping centers, often as a result of “stay-at-home” government mandates which limited travel and movement of the general public to essential activities only and required all non-essential businesses to close.

Temporary closures of tenant spaces at our centers peaked in April 2020 and have significantly decreased as states reduced or removed restrictions on business operations and the travel and movement of the general public. Certain tenants remain temporarily closed, have since closed after reopening, are limiting the number of customers allowed in their stores, or have modified their operations in other ways that may impact their profitability, either as a result of government mandates or self-elected efforts to reduce the spread of COVID-19. These actions could result in increased permanent store closings and could reduce the demand for leasing space in our shopping centers and result in a decline in occupancy and rental revenues in our estate portfolio. All of this activity impacts our estimates around the collectibility of revenue and valuation of real estate assets, goodwill and other intangible assets, and certain liabilities, among others.
Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements include our accounts and the accounts of the Operating Partnership and its wholly-owned subsidiaries (over which we exercise financial and operating control). The financial statements of the Operating Partnership are prepared using accounting policies consistent with our accounting policies. All intercompany balances and transactions are eliminated upon consolidation.
Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, significant estimates and assumptions have been made with respect to the useful lives of assets; remaining hold periods of assets; recoverable amounts of receivables; initial valuations of tangible and intangible assets and liabilities, including goodwill, and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions; the valuation and nature of derivatives and their effectiveness as hedges; valuations of contingent consideration; and other fair value measurement assessments required for the preparation of the consolidated financial statements. Actual results could differ from those estimates.
Partially-Owned Entities—If we determine that we are an owner in a variable-interest entity (“VIE”), and we hold a controlling financial interest, then we will consolidate the entity as the primary beneficiary. For a partially-owned entity determined not to be a VIE, we analyze rights held by each partner to determine which would be the consolidating party. We will generally consolidate entities (in the absence of other factors when determining control) when we have over a 50% ownership interest in the entity. We will assess our interests in VIEs on an ongoing basis to determine whether or not we are the primary beneficiary. However, we will also evaluate who controls the entity even in circumstances in which we have greater than a 50% ownership interest. If we do not control the entity due to the lack of decision-making abilities, we will not consolidate the entity. We have determined that the Operating Partnership is considered a VIE. We are the primary beneficiary of the VIE and our partnership interest is considered a majority voting interest. As such, we have consolidated the Operating Partnership and its wholly-owned subsidiaries. Further, as we hold a majority voting interest in the Operating Partnership, we qualify for the exemption from providing certain of the disclosure requirements associated with variable interest entities.
Additionally, an Internal Revenue Code (“IRC”) Section 1031 like-kind exchange (“Section 1031 Exchange”) entails selling one property and reinvesting the proceeds in one or more properties that are similar in nature, character, or class within 180 days. A reverse Section 1031 Exchange occurs when one or more properties is purchased prior to selling one property to be matched in the like-kind exchange, during which time legal title to the purchased property is held by an intermediary. Because we retain essentially all of the legal and economic benefits and obligations related to the acquisition, we consider the purchased property in a reverse Section 1031 Exchange to be a VIE, and therefore, we will consolidate the entity as the primary beneficiary in these instances.
Noncontrolling Interests—Noncontrolling interests represent the portion of equity that we do not own in the entities we consolidate. We classify noncontrolling interests within permanent equity on our consolidated balance sheets. The amounts of consolidated net earnings attributable to us and to the noncontrolling interests are presented separately on our consolidated statements of operations and comprehensive (loss) income, also referred to herein as our “consolidated statements of operations”. For additional information regarding noncontrolling interests, refer to Note 13.
Cash and Cash Equivalents—We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts and money market funds. From time to time, the cash and cash equivalent balances at one or more of our financial institutions may exceed the Federal Depository Insurance Corporation coverage.
Restricted Cash—Restricted cash primarily consists of cash restricted for the purpose of facilitating a Section 1031 Exchange, escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, and other amounts required to be escrowed pursuant to loan agreements. As of December 31, 2020 and 2019, we had two and six properties sold, respectively, as part of facilitating a Section 1031 Exchange that remained open at the end of the year. The net proceeds of these sales held as restricted cash with a qualified intermediary totaled $10.3 million and $22.4 million, respectively. The $10.3 million held as restricted cash as of December 31, 2020 has since been released. As of December 31, 2019, we had $38.1 million of restricted cash associated with asset substitutions related to one of our secured debt facilities to facilitate the sale of one of our shopping centers. This cash was released in January 2020.
Investment in Property and Lease Intangibles—We apply Accounting Standards Codification (“ASC”) Topic 805: Business Combinations (“ASC 805”) when evaluating any purchases of real estate. Under this guidance, generally our real estate acquisition activity is not considered a business combination and is instead classified as an asset acquisition. As a result, most acquisition-related costs are capitalized and amortized over the life of the related assets, and there is no recognition of goodwill. None of our real estate acquisitions in 2020 and 2019 met the definition of a business; therefore, we accounted for all as asset acquisitions.
Real estate assets are stated at cost less accumulated depreciation. The majority of acquisition-related costs are capitalized and allocated to the various classes of assets acquired. These costs are then depreciated over the estimated useful lives associated with the assets acquired. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are generally not to exceed 5-7 years for furniture, fixtures and equipment, 15 years for land improvements and 30 years for buildings and building improvements. Tenant improvements are amortized over the shorter of the respective lease term or the expected useful life of the asset. Major replacements that extend the useful lives of the assets are capitalized, and maintenance and repair costs are expensed as incurred.
We assess the acquisition-date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis, sales comparison approach, and replacement cost approach) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The fair values of buildings and improvements are determined on an as-if-vacant basis. The estimated fair value of acquired in-place leases is the cost we would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, we evaluate the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance, and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease terms.
Acquired above- and below-market lease values are recorded based on the present value (using discount rates that reflect the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of the market lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values are amortized as adjustments to rental income over the remaining terms of the respective leases. We also consider fixed-rate renewal options in our calculation of the fair value of below-market leases and the periods over which such leases are amortized. If a tenant has a unilateral option to renew a below-market lease and we determine that the tenant has a financial incentive to exercise such option, we include such option in the calculation of the fair value of such lease and the period over which the lease is amortized.
We estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.
We estimate the fair value of assumed loans payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed loans payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the loan’s outstanding principal balance is amortized over the life of the loan as an adjustment to interest expense. Our accumulated amortization of above- and below-market debt was $2.9 million and $4.3 million as of December 31, 2020 and 2019, respectively.
Real estate assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. If deemed unrecoverable on an undiscounted basis, such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset. For additional information regarding real estate asset impairments, refer to our fair value measurement accounting policy below.
Goodwill and Other Intangibles—In the case of an acquisition of a business, after identifying all tangible and intangible assets and liabilities, the excess consideration paid over the fair value of the assets and liabilities acquired represents goodwill. We allocate goodwill to the respective reporting units in which such goodwill arises. We evaluate goodwill for impairment when an event occurs or circumstances change that indicate the carrying value may not be recoverable, or at least annually. Our annual testing date is November 30.
The goodwill impairment evaluation is completed using either a qualitative or quantitative approach. Under a qualitative approach, the impairment review for goodwill consists of an assessment of whether it is more-likely-than-not that the reporting unit’s fair value is less than its carrying value, including goodwill. If a qualitative approach indicates it is more likely-than-not that the estimated carrying value of a reporting unit (including goodwill) exceeds its fair value, or if we choose to bypass the qualitative approach for any reporting unit, we perform the quantitative approach described below.
When we perform a quantitative test of goodwill for impairment, we compare the carrying value of a reporting unit with its fair value. If the fair value of the reporting unit exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis would be required. If the fair value is determined to be less than its carrying value, the amount of goodwill impairment equals the amount by which the reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.
If impairment indicators arise with respect to non-real estate intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted cash flows expected to be generated by the asset. If estimated future undiscounted cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset’s carrying value. We recognize any shortfall from carrying value as an impairment loss in the current period.
Estimates of fair value used in our evaluation of goodwill and intangible assets are based upon discounted future cash flow projections, relevant competitor multiples, or other acceptable valuation techniques. These techniques are based, in turn, upon all available evidence including level three inputs (see fair value measurement policy below), such as revenue and expense growth rates, estimates of future cash flows, capitalization rates, discount rates, general economic conditions and trends, or other available market data. Our ability to accurately predict future operating results and cash flows and to estimate and determine fair values impacts the timing and recognition of impairments. While we believe our assumptions are reasonable, changes in these assumptions may have a material impact on our financial results. Based on the results of our analysis, we concluded that goodwill was not impaired for the years ended December 31, 2020 and 2019.
Held for Sale Assets—We consider assets to be held for sale when management believes that a sale is probable within a year. This generally occurs when a sales contract is executed with no substantive contingencies, and the prospective buyer has significant funds at risk. Assets that are classified as held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. For additional information regarding assets held for sale, refer to Note 5.
Deferred Financing Expenses—Deferred financing expenses are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method. Deferred financing expenses related to our term loan facilities and mortgages are in Debt Obligations, Net, while deferred financing expenses related to our revolving credit facility are in Other Assets, Net, on our consolidated balance sheets. The accumulated amortization of deferred financing expenses in Debt Obligations, Net was $13.8 million and $10.8 million as of December 31, 2020 and 2019, respectively.
Fair Value Measurement—ASC Topic 820, Fair Value Measurement (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement. Fair value is defined by ASC 820 as the price that would be received at sale for an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3—Unobservable inputs, only used to the extent that observable inputs are not available, reflect our assumptions about the pricing of an asset or liability.
Considerable judgment is necessary to develop estimated fair values of financial and non-financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts we did or could actually realize upon disposition of the financial assets and liabilities previously sold or currently held.
On a quarterly basis, we employ a multi-step approach to assess our real estate assets for possible impairment and record any impairment charges identified. The first step is the identification of potential triggering events, such as significant decreases in occupancy or the presence of large unleased or vacant spaces. If we observe any of these indicators for a shopping center, we then perform an additional screen test consisting of a years-to-recover analysis to determine if we will recover the net book value of the property over its remaining economic life based upon net operating income (“NOI”) as forecasted for the current year. In the event that the results of this first step indicate a triggering event for a center, we proceed to the second step, utilizing an undiscounted cash flow model for the center to identify potential impairment. If the undiscounted cash flows directly associated with the use and ultimate disposition of the center are less than the net book value of the center as of the balance sheet date, we record an impairment charge based on the fair value determined in the third step. In performing the third step, we utilize market data such as capitalization rates and sales price per square foot on comparable recent real estate transactions to estimate the fair value of the real estate assets. We also utilize expected net sales proceeds to estimate the fair value of any centers that are actively being marketed for sale.
In addition to these procedures, we also review undeveloped or unimproved land parcels that we own for evidence of impairment and record any impairment charges as necessary. Primary impairment triggers for these land parcels are changes to our plans or intentions with regards to such properties, or planned dispositions at prices that are less than the current carrying values.
Our quarterly impairment procedures have not been altered by the COVID-19 pandemic, as we believe key impairment indicators such as temporary store closings and large unleased or vacant spaces will continue to be identified in our review. We have utilized forecasts that incorporate estimated decreases in NOI and cash flows as a result of the COVID-19 pandemic in performing our impairment analysis for the year ended December 31, 2020. However, it is possible that we could experience unanticipated changes in assumptions that are employed in our impairment analysis which could impact our cash flows and fair value conclusions. Such unanticipated changes relative to our expectations may include but are not limited to: increases or decreases in the duration or permanence of tenant closures, increases or decreases in collectibility reserves and write-offs, additional capital required to fill vacancies, extended lease-up periods, future closings of large tenants, changes in macroeconomic assumptions such as rate of inflation and capitalization rates, and changes to the estimated timing of disposition of the properties under review.
Investments in Unconsolidated Joint Ventures—We account for our investments in unconsolidated joint ventures using the equity method of accounting as we exercise significant influence over, but do not control, these entities. These investments were initially recorded at cost and are subsequently adjusted for contributions made to and distributions received from the joint ventures. Earnings or losses from our investments are recognized in accordance with the terms of the applicable joint venture agreements, generally through a pro rata allocation. Under a pro rata allocation, net income or loss is allocated between the partners in the joint ventures based on their respective stated ownership percentages.
We utilize the cumulative-earnings approach for purposes of determining whether distributions should be classified as either a return on investment, which would be included in operating activities, or a return of investment, which would be included in investing activities on the consolidated statements of cash flows. Under this approach, distributions are presumed to be returns on investment unless cumulative returns on investment exceed our cumulative equity in earnings. When such an excess occurs, the current-period distribution up to this excess is considered a return of investment and classified as cash flows from investing activities.
On a periodic basis, management assesses whether there are indicators, including the operating performance of the underlying real estate and general market conditions, that the value of our investments in our unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than its carrying value and such difference is deemed to be other-than-temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over its estimated fair value.
Management’s estimates of fair value are based upon a discounted cash flow model for each specific investment that includes all estimated cash inflows and outflows over a specified holding period. Where applicable, any estimated debt premiums, capitalization rates, discount rates and credit spreads used in these models are based upon rates we believe to be within a reasonable range of current market rates.
Our joint venture investment in NRP was acquired as part of an acquisition and initially recorded at fair value. Basis differences arise when the fair value we record differs from our proportionate share of the entity’s underlying net assets. A basis difference for our joint venture is amortized starting at the date of acquisition and recorded as an offset to earnings from the related joint venture in Other Income (Expense), Net on our consolidated statements of operations. When a property is sold, the remaining basis difference related to that property is written off. Our investment in NRP differs from our proportionate share of the underlying net assets due to an initial basis difference of $6.2 million. For additional information regarding our unconsolidated joint ventures, refer to Note 7.
Leases—We are party to a number of lease agreements, both as a lessor as well as a lessee of various types of assets.
Lessor—The majority of our revenue is lease revenue derived from our real estate assets, which is accounted for under ASC Topic 842, Leases (“ASC 842”). We adopted the accounting guidance contained within ASC 842 on January 1, 2019, the effective date of the standard for public companies. We record lease and lease-related revenue as Rental Income on the consolidated statements of operations, in accordance with ASC 842.
We enter into leases primarily as a lessor as part of our real estate operations, and leases represent the majority of our revenue. We lease space in our properties generally in the form of operating leases. Our leases typically provide for reimbursements from tenants for common area maintenance, insurance, and real estate tax expenses. Common area maintenance reimbursements can be fixed, with revenue earned on a straight-line basis over the term of the lease, or variable, with revenue recognized as services are performed for which we will be reimbursed.
The lease agreements frequently contain fixed-price renewal options to extend the terms of leases and other terms and conditions as negotiated. In calculating the term of our leases, we consider whether these options are reasonably certain to be exercised. Our determination involves a combination of contract-, asset-, entity-, and market-based factors and involves considerable judgment. We retain substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Currently, our tenants have no options to purchase at the end of the lease term, although in a small number of leases, a tenant, usually the anchor tenant, may have the right of first refusal to purchase one of our properties if we elect to sell the center.
Beginning January 1, 2019, we evaluate whether a lease is an operating, sales-type, or direct financing lease using the criteria established in ASC 842. Leases will be considered either sales-type or direct financing leases if any of the following criteria are met:
•if the lease transfers ownership of the underlying asset to the lessee by the end of the term;
•if the lease grants the lessee an option to purchase the underlying asset that is reasonably certain to be exercised;
•if the lease term is for the major part of the remaining economic life of the underlying asset; or
•if the present value of the sum of the lease payments and any residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset.
We utilize substantial judgment in determining the fair value of the leased asset, the economic life of the leased asset, and the relevant borrowing rate in performing our lease classification analysis. If none of the criteria listed above are met, the lease is classified as an operating lease. Currently, all of our leases are classified as operating leases, and we expect that the majority, if not all, of our leases will continue to be classified as operating leases based upon our typical lease terms.
We commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. The determination of when revenue recognition under a lease begins, as well as the nature of the leased asset, is dependent upon our assessment of who is the owner, for accounting purposes, of any related tenant improvements. If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space, and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.
If we conclude that we are not the owner, for accounting purposes, of the tenant improvements (i.e., the lessee is the owner), then the leased asset is the unimproved space and any tenant allowances funded under the lease are treated as lease incentives, which reduce revenue recognized over the term of the lease. In these circumstances, we begin revenue recognition when the lessee takes possession of the unimproved space to construct their own improvements. We consider a number of different factors in evaluating whether the lessee or we are the owner of the tenant improvements for accounting purposes. These factors include:
•whether the lease stipulates how and on what a tenant improvement allowance may be spent;
•whether the tenant or landlord retains legal title to the improvements;
•the uniqueness of the improvements;

•the expected economic life of the tenant improvements relative to the length of the lease; and
•who constructs or directs the construction of the improvements.
The majority of our leases provide for fixed rental escalations, and we recognize rental income on a straight-line basis over the term of each lease in such instances. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of Other Assets, Net. Due to the impact of the straight-line adjustments, rental income generally will be greater than the cash collected in the early years and will be less than the cash collected in the later years of a lease.
Reimbursements from tenants for recoverable real estate taxes and operating expenses that are fixed per the terms of the applicable lease agreements are recorded on a straight-line basis, as described above. The majority of our lease agreements with tenants, however, provide for tenant reimbursements that are variable depending upon the applicable expenses incurred. These reimbursements are accrued as revenue in the period in which the applicable expenses are incurred. We make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to materially differ from the estimated reimbursements. Both fixed and variable tenant reimbursements are recorded as Rental Income in the consolidated statements of operations. In certain cases, the lease agreement may stipulate that a tenant make a direct payment for real estate taxes to the relevant taxing authorities. In these cases, beginning on January 1, 2019, we no longer record any revenue or expense related to these tenant expenditures. Although we expect such cases to be rare, in the event that a direct-paying tenant failed to make their required payment to the taxing authorities, we would potentially be liable for such amounts, although they are not recorded as a liability in our consolidated balance sheets per the requirements of ASC 842. We have made a policy election to exclude amounts collected from customers for all sales tax and other similar taxes from the transaction price in our recognition of lease revenue. We record such taxes on a net basis in our consolidated statements of operations.
Additionally, we record an immaterial amount of variable revenue in the form of percentage rental income. Our policy for percentage rental income is to defer recognition of contingent rental income until the specified target (i.e., breakpoint) that triggers the contingent rental income is achieved.
In some instances, as part of our negotiations, we may offer lease incentives to our tenants. These incentives usually take the form of payments made to or on behalf of the tenant, and such incentives will be deducted from the lease payment and recorded on a straight-line basis over the term of the new lease.
We record lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, collectibility is reasonably assured and the tenant is no longer occupying the property. Upon early lease termination, we provide for losses related to unrecovered tenant-specific intangibles and other assets. We record lease termination income as Rental Income in the consolidated statements of operations.
Historically, we periodically reviewed the collectibility of outstanding receivables. Following the adoption of ASC 842, lease receivables are reviewed continually to determine whether or not it is probable that we will realize substantially all remaining lease payments for each of our tenants (i.e., whether a tenant is deemed to be a credit risk). Additionally, we record a general reserve based on our review of operating lease receivables at a company level to ensure they are properly valued based on analysis of historical bad debt, outstanding balances, and the current economic climate. If we determine it is not probable that we will collect substantially all of the remaining lease payments from a tenant, revenue for that tenant is recorded on a cash basis (“cash-basis tenant”), including any amounts relating to straight-line rent receivables and/or receivables for recoverable expenses. We will resume recording lease income on an accrual basis for cash-basis tenants once we believe the collection of rent for the remaining lease term is probable, which will generally be after a period of regular payments. The COVID-19 pandemic has increased the uncertainty of collecting rents from a number of our tenants. Under ASC 842, the aforementioned adjustments as well as any reserve for disputed charges are recorded as a reduction of Rental Income rather than in Property Operating, where our reserves were previously recorded, on the consolidated statements of operations. As of December 31, 2020 and 2019, the reserve in accounts receivable for uncollectible amounts was $8.9 million and $6.9 million, respectively. Receivables on our consolidated balance sheets exclude amounts removed for tenants considered to be non-creditworthy, which were $27.2 million and $6.9 million as of December 31, 2020 and 2019, respectively.
In our efforts to maximize collections in the near term while also supporting our tenants as they operate through this pandemic, we have begun negotiating rent relief primarily in the form of payment plans and deferrals on rent and recovery charges, which allow for changes in the timing of payments, but not the total amount of consideration due to us under the lease. In some instances, we may also agree to waive certain charges due to us under the lease; for additional details, please refer to Note 3.
Lessee—We enter into leases as a lessee as part of our real estate operations in the form of ground leases of land for certain properties, and as part of our corporate operations in the form of office space and office equipment leases. Ground leases typically contain one or more options to renew for additional terms and may include options that grant us, as the lessee, the right to terminate the lease, without penalty, in advance of the full lease term. Our office space leases generally have no renewal options. Office equipment leases typically have options to extend the term for a year or less, but contain minimal termination rights. In calculating the term of our leases, we consider whether we are reasonably certain to exercise renewal and/or termination options. Our determination involves a combination of contract-, asset-, entity-, and market-based factors and involves considerable judgment.
Currently, neither our operating leases nor our finance leases have residual value guarantees or other restrictions or covenants, but a small number may contain nonlease components which have been deemed not material and are not separated from the leasing component. Beginning January 1, 2019, we evaluate whether a lease is a finance or operating lease using the criteria established in ASC 842. The criteria we use to determine whether a lease is a finance lease are the same as those we use to determine whether a lease is sales-type lease as a lessor. If none of the finance lease criteria is met, we classify the lease as an operating lease.
We record ROU assets and liabilities in the consolidated balance sheets based upon the terms and conditions of the applicable lease agreement. We use discount rates to calculate the present value of lease payments when determining lease classification and measuring our lease liability. We use the rate implicit in the lease as our discount rate unless that rate cannot be readily determined, in which case we consider various factors, including our incremental secured borrowing rate, in selecting an appropriate discount rate. This requires the application of judgment, and we consider the length of the lease as well as the length and securitization of our outstanding debt agreements in selecting an appropriate rate. Refer to Note 3 for further detail.
Revenue Recognition—In addition to our lease-related revenue, we also earn fee revenues by providing services to the Managed Funds. These fees are accounted for within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), and are recorded as Fees and Management Income on the consolidated statements of operations. We provide services to the Managed Funds, all of which are considered related parties. These services primarily include asset acquisition and disposition services, asset management, operating and leasing of properties, construction management, and other general and administrative responsibilities. These services are currently provided under various combinations of advisory agreements, property management agreements, and other service agreements (the “Management Agreements”). The wide variety of duties within the Management Agreements makes determining the performance obligations within the contracts a matter of judgment. We have concluded that each of the separately disclosed fee types in the below table represents a separate performance obligation within the Management Agreements.

Fee	Performance Obligation Satisfied	Form and Timing of Payment	Description
Asset Management	Over time	In cash, monthly	Because each increment of service is distinct, although substantially the same, revenue is recognized at the end of each reporting period based upon invested equity and the applicable rate.
Property Management	Over time	In cash, monthly	Because each increment of service is distinct, although substantially the same, revenue is recognized at the end of each month based on a percentage of the properties’ cash receipts.
Leasing Commissions	Point in time (upon close of a transaction)	In cash, upon completion	Revenue is recognized in an amount equal to the fees charged by unaffiliated persons rendering comparable services in the same geographic location.
Construction Management	Point in time (upon close of a project)	In cash, upon completion	Revenue is recognized in an amount equal to the fees charged by unaffiliated persons rendering comparable services in the same geographic location.
Acquisition/Disposition	Point in time (upon close of a transaction)	In cash, upon close of the transaction	Revenue is recognized based on a percentage of the purchase price or disposition price of the property acquired or sold.
Due to the nature of the services being provided under our Management Agreements, each performance obligation has a variable component. Therefore, when we determine the transaction price for the contracts, we are required to constrain our estimate to an amount that is not probable of significant revenue reversal. For most of these fee types, such as acquisition fees and leasing commissions, compensation only occurs if a transaction takes place and the amount of compensation is dependent upon the terms of the transaction. For our property and asset management fees, due to the large number and broad range of possible consideration amounts, we calculate the amount earned at the end of each month.
In addition to the fees listed above, certain of our Management Agreements include the potential for additional revenues if certain market conditions are in place or certain events take place. We have not recognized revenue related to these fees, nor will we until it is no longer highly probable that there would be a material reversal of revenue.
Sales or transfers to non-customers of non-financial assets or in substance non-financial assets that do not meet the definition of a business are accounted for within the scope of ASC Topic 610-20, Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”). Generally, our sales of real estate would be considered a sale of a non-financial asset as defined by ASC 610-20. Under ASC 610-20, if we determine we do not have a controlling financial interest in the entity that holds the asset and the arrangement meets the criteria to be accounted for as a contract, we would de-recognize the asset and recognize a gain or loss on the sale of the real estate when control of the underlying asset transfers to the buyer. Further, we may defer a tax gain through a Section 1031 Exchange by purchasing another property within a specified time period. For additional information regarding gain on sale of assets, refer to Note 5.
Share-Based Compensation—We account for equity awards in accordance with ASC Topic 718, Compensation—Stock Compensation, which requires that all share based payments to employees and non-employee directors be recognized in the consolidated statements of operations over the requisite service period based on their fair value. Fair value at issuance is determined using the grant date estimated value per share (“EVPS”) of our stock. For those share-based awards that are settled in cash and recorded as a liability, the fair value and associated expense is adjusted when the published price of our stock changes. Share-based compensation expense for all awards is included in General and Administrative and Property Operating in our consolidated statements of operations. For more information about our stock based compensation program, see Note 14.
Repurchase of Common Stock—We offer a share repurchase program (“SRP”) which may allow stockholders who participate to have their shares repurchased subject to approval and certain limitations and restrictions. Shares repurchased pursuant to our SRP are immediately retired upon purchase. Repurchased common stock is reflected as a reduction of stockholders’ equity. Our accounting policy related to share repurchases is to reduce common stock based on the par value of the shares and to reduce capital surplus for the excess of the repurchase price over the par value. Since the inception of the SRP in August 2010, we have had an accumulated deficit balance; therefore, the excess over the par value has been applied to additional paid-in capital. Once we have retained earnings, the excess will be charged entirely to retained earnings.
Segments—Our principal business is the ownership and operation of community and neighborhood shopping centers. We do not distinguish our principal business, or group our operations, by geography or size for purposes of measuring performance. Accordingly, we have presented our results as a single reportable segment.

Income Taxes—We have elected to be taxed as a REIT under the IRC. To qualify as a REIT, we must meet a number of organization and operational requirements, including a requirement to annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. We intend to continue to adhere to these requirements and to maintain our REIT status. As a REIT, we are entitled to a deduction for some or all of the distributions we pay to our stockholders. Accordingly, we are generally subject to U.S. federal income taxes on any taxable income that is not currently distributed to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income taxes and may not be able to qualify as a REIT until the fifth subsequent taxable year.
Notwithstanding our qualification as a REIT, we may be subject to certain state and local taxes on our income or properties. In addition, our consolidated financial statements include the operations of wholly-owned subsidiaries that have jointly elected to be treated as a Taxable REIT Subsidiary (“TRS”) and are subject to U.S. federal, state and local income taxes at regular corporate tax rates. As a REIT, we may also be subject to certain U.S. federal excise taxes if we engage in certain types of transactions. We recognized an insignificant amount of federal, state, and local income tax expense for the years ended December 31, 2020 and 2019, respectively, and we retain a full valuation allowance for our deferred tax asset. All income tax amounts are included in Other Income (Expense), Net on the consolidated statements of operations. For more information regarding our income taxes, see Note 11.
Newly Adopted Accounting Pronouncements—The following table provides a brief description of newly-adopted accounting pronouncements and their effect on our consolidated financial statements:

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326):
Measurement of Credit Losses on Financial Instruments

ASU 2018-19, Financial Instruments - Credit Losses (Topic 326): Codification Improvements

ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief

ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses

ASU 2020-02, Financial Instruments - Credit Losses (Topic 326) and Leases (Topic 842)	The amendments in this update replaced the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. It clarified that receivables arising from operating leases are not within the scope of ASC Topic 326. Instead, impairment of receivables arising from operating leases will be accounted for in accordance with ASC 842. It also allowed election of the fair value option on certain financial instruments.	January 1, 2020
The adoption of this standard did not have a material impact on our consolidated financial statements. The majority of our financial instruments result from operating lease transactions, which are not within the scope of this standard.

ASU 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities	This ASU amended two aspects of the
	related-party guidance in Topic 810: (1) added an elective private-company scope exception to the variable interest entity guidance for entities under common control, and (2) provided that indirect interests held through related parties in common control arrangements will be considered on a proportional basis for determining whether fees paid to decision makers and service providers are variable interests.	January 1, 2020	The adoption of this standard did not have a material impact on our consolidated financial statements.
ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments	This ASU amended a variety of topics,
improving certain aspects of previously issued ASUs, including ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial
Liabilities, ASU 2016-13, Financial
	Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.	January 1, 2020	The adoption of this standard did not have a material impact on our consolidated financial statements.
ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting	This ASU contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in ASU
	2020-04 is optional and may be elected over time as reference rate reform activities occur.	March 12, 2020	We have elected to apply the expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. We continue to evaluate the impact of the guidance and may apply other elections as applicable as changes occur.
In response to the COVID-19 pandemic, the Financial Accounting Standards Board (“FASB”) issued interpretive guidance addressing the accounting treatment for lease concessions attributable to the pandemic. Under this guidance, entities may elect to account for such lease concessions consistent with how they would be accounted for under ASC 842 if the enforceable rights and obligations for the lease concessions already existed within the lease agreement, regardless of whether such enforceable rights and obligations are explicitly outlined within the lease. This accounting treatment may only be applied if (1) the lease concessions were granted as a direct result of the pandemic, and (2) the total cash flows under the modified lease are less than or substantially the same as the cash flows under the original lease agreement. As a result, entities that make this election will not have to analyze each lease to determine whether enforceable rights and obligations for concessions exist within the contract, and may elect not to account for these concessions as lease modifications within the scope of ASC 842.
Some concessions will provide a deferral of payments, which may affect the timing of cash receipts without substantively impacting the total consideration per the original lease agreement. The FASB has stated that there are multiple acceptable methods to account for deferrals under the interpretive guidance:
•Account for the concession as if no changes to the lease contract were made, increasing the lease receivable as payments accrue and continuing to recognize income; or
•Account for deferred lease payments as variable lease payments.
We have elected not to account for any qualifying lease concessions granted as a result of the COVID-19 pandemic as lease modifications and will account for any qualifying concessions granted as if no changes to the lease contract were made. This will result in an increase to the related lease receivable as payments accrue while we continue to recognize rental income. We will, however, assess the impact of any such concessions on estimated collectibility of the related lease payments and will reflect any adjustments as necessary as an offset to Rental Income on the consolidated statements of operations.
Reclassifications—The following line item on our consolidated balance sheet as of December 31, 2019 was reclassified to conform to current year presentation:
•Corporate Intangible Assets, Net was included in Other Assets, Net.
The following line items on our consolidated statements of cash flows for the years ended December 31, 2019 and 2018 were reclassified to conform to current year presentation:
•Return on Investment in Unconsolidated Joint Ventures was listed on a separate line from Other Assets, Net; and
•Net Change in Credit Facility was separated into two lines, Proceeds from Revolving Credit Facility and Payments on Revolving Credit Facility.

3. LEASES
Lessor—The majority of our leases are largely similar in that the leased asset is retail space within our properties, and the lease agreements generally contain similar provisions and features, without substantial variations. All of our leases are currently classified as operating leases. Lease income related to our operating leases was as follows as of December 31, 2020 and 2019 (dollars in thousands):

	2020	2019
Rental income related to fixed lease payments(1)	$380,439	$385,948
Rental income related to variable lease payments(1)	125,256	127,790
Straight-line rent amortization(2)	3,258	9,003
Amortization of lease assets	3,138	4,138
Lease buyout income	1,237	1,166
Adjustments for collectibility(2)(3)	(27,845)	(5,775)
Total rental income	$485,483	$522,270
(1)Includes rental income related to lease payments before assessing for collectibility.
(2)Includes revenue adjustments for non-creditworthy tenants.
(3)Contains general reserves; excludes reserves for straight-line rent amortization.
Approximate future fixed contractual lease payments to be received under non-cancelable operating leases in effect as of December 31, 2020, assuming no new or renegotiated leases or option extensions on lease agreements, and including the impact of rent abatements, payment plans, and tenants who have been moved to the cash basis of accounting for revenue recognition purposes are as follows (in thousands):

Year	Amount
2021	$374,203
2022	339,952
2023	291,884
2024	236,076
2025	179,406
Thereafter	430,799
Total	$1,852,320
In response to the COVID-19 pandemic, we executed payment plans with our tenants. For tenants active as of March 8, 2021, we had agreed to defer approximately $8.6 million in rent and related charges, and we had granted abatements totaling approximately $4.2 million. These payment plans and rent abatements represented approximately 2% and 1% of our wholly-owned portfolio’s annualized base rent (“ABR”), respectively. As of March 8, 2021, approximately 87% of payments are scheduled to be received through December 31, 2021 for all executed payment plans, and the weighted-average remaining term over which we expect to receive payment on executed payment plans is approximately eleven months. For the years ended December 31, 2020 and 2019, we had $28.1 million and $3.9 million, respectively, in monthly revenue that will not be recognized until cash is collected or the tenant resumes regular payments and/or is considered creditworthy. These amounts include the estimated impact of tenants who have filed for bankruptcy.
No single tenant comprised 10% or more of our ABR as of December 31, 2020. As of December 31, 2020, our real estate investments in Florida and California represented 12.3% and 10.4% of our ABR, respectively. As a result, the geographic concentration of our portfolio makes it particularly susceptible to adverse weather or economic events, including the impact of the COVID-19 pandemic, in the Florida and California real estate markets.

Lessee—Lease assets and liabilities, grouped by balance sheet line where they are recorded, consisted of the following as of December 31, 2020 and 2019 (in thousands):

Balance Sheet Information	Balance Sheet Location	2020	2019
ROU assets, net - operating leases	Investment in Real Estate	$3,867	$7,613
ROU assets, net - operating and finance leases	Other Assets, Net	1,438	2,111
Operating lease liability	Accounts Payable and Other Liabilities	5,731	9,453
Finance lease liability	Debt Obligations, Net	164	443
During the year ended December 31, 2020, one of our acquisitions was land upon which one of our shopping centers is situated. This land was previously subject to a ground lease in which the lessor controlled an option requiring us to purchase the land subject to the lease, and our valuation of the ROU asset and lease liability as of December 31, 2019 for this ground lease reflected the assumption that the lessor would exercise this option and that we would purchase the underlying land asset.
As of December 31, 2020, the weighted-average remaining lease term was approximately two years for finance leases and 20 years for operating leases. The weighted-average discount rate was 3.5% for finance leases and 4.1% for operating leases.
Future undiscounted payments for fixed lease charges by lease type, inclusive of options reasonably certain to be exercised, are as follows as of December 31, 2020 (in thousands):

	Undiscounted
Year	Operating	Finance
2021	$831	$102
2022	805	29
2023	654	24
2024	528	16
2025	297	—
Thereafter	5,781	—
Total undiscounted cash flows from leases	8,896	171
Total lease liabilities recorded at present value	5,731	164
Difference between undiscounted cash flows and present value of lease liabilities	$3,165	$7

4. MERGER WITH REIT II
On November 16, 2018, we completed the Merger pursuant to the Agreement and Plan of Merger, dated July 17, 2018. We acquired 86 properties as part of this transaction. Under the terms of the Merger, at the time of closing, the following consideration was given in exchange for REIT II common stock (in thousands):

Amount
Fair value of PECO common stock issued(1)	$1,054,745
Fair value of REIT II debt:
Corporate debt	719,181
Mortgages and notes payable	102,727
Derecognition of REIT II management contracts, net(2)	30,428
Transaction costs	11,587
Total consideration and debt activity	1,918,668
Less: debt assumed	464,462
Total consideration	$1,454,206
(1)The total number of shares of common stock issued was 31.8 million.
(2)Previously a component of Other Assets, Net.
To complete the Merger, we issued 0.68 shares of our common stock in exchange for each issued and outstanding share of REIT II common stock, which was equivalent to $22.54 based on our EVPS at the time of the Merger of $33.15. The exchange ratio was based on a thorough review of the relative valuation of each entity, including factoring in our investment management business as well as each company’s transaction costs.
Upon completion of the Merger, our continuing stockholders owned approximately 71% of the issued and outstanding shares of the Company on a fully diluted basis (determined as if each Operating Partnership unit or “OP unit”) was exchanged for one share of our common stock) and former REIT II stockholders owned approximately 29% of the issued and outstanding shares of the Company on a fully diluted basis (determined as if each OP unit was exchanged for one share of our common stock).
Assets Acquired and Liabilities Assumed—After consideration of all applicable factors pursuant to the business combination accounting rules under ASC 805, including the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single asset or group of similar assets, we have concluded that the Merger qualifies as an asset acquisition.
Additionally, prior to the close of the Merger, all of REIT II’s real properties were managed and leased by us, under the terms of various management agreements. As we had contractual relationships with REIT II, we considered the provisions of ASC 805 regarding the settlement of pre-existing relationships. This guidance provides that a transaction that in effect settles pre-existing relationships between the acquirer and acquiree should be evaluated under the guidance set forth in ASC 805 for possible gain/loss recognition.
In applying the relevant guidance to the settlement of our contractual relationships with REIT II, we noted that the provisions of the various agreements provided both parties to each of the agreements with substantial termination rights. The agreements permitted either party to terminate without cause or penalty upon prior written notice within a specified number of days’ notice. Therefore, we determined that the termination of the agreements did not result in a settlement gain or loss under the relevant guidance, and thus no gain or loss was recorded in the consolidated financial statements.
Prior to the consummation of the Merger, we did, however, have an existing intangible asset related to our acquisition of certain management contracts between Phillips Edison Limited Partnership (“PELP”), REIT II’s former external manager, and REIT II during our acquisition of PELP in 2017. Because this relationship was internalized as part of the Merger, we derecognized the carrying value of these intangible assets upon completion of the Merger and have included the derecognized contract value of $30.4 million in our calculation of total consideration in the table above.
As of December 31, 2018, we capitalized approximately $11.6 million in costs related to the Merger. The following table summarizes the final purchase price allocation based on a valuation report prepared by a third-party valuation specialist that was subject to management’s review and approval (in thousands):

Amount
Assets:
Land and improvements	$561,100
Building and improvements	1,198,884
Intangible lease assets	197,384
Fair value of unconsolidated joint venture	16,470
Cash and cash equivalents	354
Restricted cash	5,159
Accounts receivable and other assets	33,045
Total assets acquired	2,012,396
Liabilities:
Debt assumed	464,462
Intangible lease liabilities	60,421
Accounts payable and other liabilities	33,307
Total liabilities assumed	558,190
Net assets acquired	$1,454,206
The allocation of the purchase price is based on management’s assessment, which requires a significant amount of judgment and represents management’s best estimate of the fair value as of the acquisition date.
Intangible Assets and Liabilities—The fair value and weighted-average amortization periods for the intangible assets and liabilities acquired in the Merger are as follows (dollars in thousands, useful life in years):

	Fair Value	Weighted-Average Useful Life
In-place leases	$181,916	13
Above-market leases	15,468	7
Below-market leases	(60,421)	17

5. REAL ESTATE ACTIVITY
Property Sales—The following table summarizes our real estate disposition activity, excluding properties contributed or sold to GRP I (see Note 7), for the years ended December 31, 2020, 2019, and 2018 (dollars in thousands):

	2020	2019	2018
Number of properties sold(1)	7	21	8
Number of outparcels sold	1	1	—
Proceeds from sale of real estate	$57,902	$223,083	$82,145
Gain on sale of properties, net(2)	10,117	30,039	16,757
(1)We retained certain outparcels of land associated with one of our property dispositions during the year ended December 31, 2020, and as a result, this property is still included in our total property count.
(2)The gain on sale of properties, net does not include miscellaneous write-off activity, which is also recorded in Gain on Sale or Contribution of Property, Net on the consolidated statements of operations.
Subsequent to December 31, 2020, we sold five properties and one outparcel for $44.4 million.
Acquisitions—The following table summarizes our real estate acquisition activity for the years ended December 31, 2020, 2019, and 2018 (dollars and square feet in thousands):

	2020	2019	2018
Number of properties purchased(1)	2	2	5
Number of outparcels purchased(2)	2	2	2
Total price of acquisitions	$41,482	$71,722	$98,941
Total square footage acquired	216	213	543
(1)Excludes 86 properties acquired in the Merger and three properties acquired in the merger with Phillips Edison Grocery Center REIT III, Inc. (“REIT III”).
(2)Outparcels purchased in 2020, 2019, and 2018 are parcels of land adjacent to shopping centers that we own.
Subsequent to December 31, 2020, we acquired two properties and two outparcels for $39.6 million.
In October 2019, we completed a merger with REIT III which resulted in the acquisition of three properties. As part of the merger with REIT III, we also acquired a 10% equity interest in GRP II valued at approximately $5.4 million (refer to Note 7 for further information) and a net working capital liability. GRP II was subsequently acquired by GRP I in October 2020. Consideration for the merger with REIT III primarily included (i) the issuance of 1.5 million shares of our common stock with a value of $49.9 million; (ii) $21.1 million in cash used to pay down REIT III debt and cash paid to REIT III stockholders; (iii) the partial derecognition of a management contract intangible asset in the amount of $1.1 million; (iv) transaction costs of $0.8 million that were capitalized as part of this asset acquisition; and (v) the settlement of net related party balances of $0.5 million.
Prior to the close of the merger with REIT III, all of REIT III’s real properties were managed and leased by us, under the terms of various management agreements. As we had contractual relationships with REIT III, we considered the provisions of ASC 805 regarding the settlement of pre-existing relationships. This guidance provides that a transaction that in effect settles pre-existing relationships between the acquirer and acquiree should be evaluated under the guidance set forth in ASC 805 for possible gain/loss recognition. In applying the relevant guidance to the settlement of our contractual relationships with REIT III, we noted that the provisions of the various agreements provided both parties to each of the agreements with substantial termination rights. The agreements permitted either party to terminate without cause or penalty upon prior written notice within a specified number of days’ notice. Therefore, we determined that the termination of the agreements did not result in a settlement gain or loss under the relevant guidance, and thus no gain or loss was recorded in the consolidated financial statements.
The fair value and weighted-average useful life at acquisition for lease intangibles acquired as part of the transactions above during the years ended December 31, 2020 and 2019, are as follows (dollars in thousands, weighted-average useful life in years):

	2020		2019
	Fair Value	Weighted-Average Useful Life	Fair Value	Weighted-Average Useful Life
In-place leases	$3,360	10	$11,907	9
Above-market leases	709	4	2,017	9
Below-market leases	(2,466)	21	(3,385)	15

Property Held for Sale—As of December 31, 2020, there were no properties held for sale. As of December 31, 2019, one property was classified as held for sale, as it was under contract to sell, with no substantive contingencies, and the prospective buyer had significant funds at risk. This property was disposed of during the year ended December 31, 2020. A summary of assets and liabilities for the property held for sale as of December 31, 2019 is presented below (in thousands):

2019
ASSETS
Total investment in real estate assets, net	$5,859
Other assets, net	179
Total assets	$6,038
LIABILITIES(1)
Below-market lease liabilities, net	$316
Accounts payable and other liabilities	33
Total liabilities	$349
(1)These amounts are included in Accounts Payable and Other Liabilities on the consolidated balance sheet.

6. INTANGIBLE ASSETS AND LIABILITIES
Goodwill—During the years ended December 31, 2020, 2019, and 2018 we did not record any impairments or re-allocations of goodwill.
Other Intangible Assets and Liabilities—Other intangible assets and liabilities consisted of the following as of December 31, 2020 and 2019, excluding amounts related to other intangible assets and liabilities classified as held for sale (in thousands):

	2020		2019
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Corporate intangible assets	$6,804	$(4,922)	$4,883	$(2,444)
In-place leases	441,683	(204,698)	442,729	(170,272)
Above-market leases	66,106	(41,125)	65,946	(34,569)
Below-market lease liabilities	(150,579)	48,834	(151,585)	39,266
Summarized below is the amortization recorded on other intangible assets and liabilities for the years ended December 31, 2020, 2019, and 2018 (in thousands):

	2020	2019	2018
Corporate intangible assets	$2,478	$2,735	$10,618
In-place leases	36,000	42,902	37,101
Above-market leases	6,890	7,502	6,112
Below-market lease liabilities	(10,063)	(11,687)	(10,061)
During the year ended December 31, 2019, we recorded an impairment of $7.8 million related to the management contracts intangible asset; please refer to Note 17. In addition, the portion of this asset that was related to our contract with REIT III was internalized as part of the merger with REIT III. As a result, during the year ended December 31, 2019, we derecognized a net book value of $1.1 million of these intangible assets and included the amount within capitalized asset acquisition costs for that transaction. We evaluated the useful life of the remaining management contracts after this derecognition and concluded that the asset now has a remaining useful life of one year.

Estimated future amortization of the respective other intangible assets and liabilities as of December 31, 2020, excluding estimated amounts related to other intangible assets and liabilities classified as held for sale, for each of the next five years is as follows (in thousands):

	Corporate Intangible Assets	In-Place Leases	Above-Market Leases	Below-Market Leases
2021	$384	$32,877	$6,211	$(9,556)
2022	384	30,293	5,329	(9,094)
2023	384	26,541	4,573	(8,420)
2024	384	23,439	3,284	(7,839)
2025	346	20,435	2,131	(7,341)

7. INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES
Grocery Retail Partners I and II—In November 2018, through our direct and indirect subsidiaries, we entered into a joint venture with Northwestern Mutual, pursuant to which we contributed 14 and sold three grocery-anchored shopping centers with a fair value of approximately $359 million to the new joint venture, GRP I, in exchange for a 15% ownership interest in GRP I. Northwestern Mutual acquired an 85% ownership interest in GRP I by contributing cash of $167.1 million. The joint venture is set to expire ten years after the date of the agreement, unless otherwise extended by the members. As a part of the transaction, GRP I distributed or paid cash of $161.8 million to us as well as assumed an existing portfolio mortgage loan of $175 million with a fair value of $165 million to which we are the non-recourse carveout guarantor and environmental indemnitor (see Note 16 for more detail). We recognized a gain of $92.5 million on the transaction which is recorded as Gain on Sale or Contribution of Property, Net on the consolidated statements of operations.
In connection with the merger with REIT III, we assumed a 10% equity interest in GRP II with a fair value of $5.4 million at acquisition. GRP II was initially formed in November 2018 pursuant to the terms of a joint venture agreement between REIT III and Northwestern Mutual and was set to expire ten years after the date of the joint venture contribution agreement unless otherwise extended by the members.
In October 2020, GRP I acquired GRP II. As a part of the transaction, the carrying amount of our investment in GRP II was contributed to GRP I as consideration for an additional interest in GRP I. Our ownership interest in GRP I upon consummation of the transaction was adjusted to approximately 14% as a result of the acquisition.
Necessity Retail Partners—In connection with the Merger, we assumed a 20% equity interest in NRP. NRP was initially formed in March 2016 pursuant to the terms of a joint venture agreement between REIT II and an affiliate of TPG Real Estate and is set to expire seven years after the date of the joint venture contribution agreement unless otherwise extended by the members. This joint venture agreement required a contribution of up to $50 million to the joint venture. Of the maximum $50 million contribution, approximately $17.5 million was previously contributed by REIT II prior to the Merger. We are in the process of disposing and liquidating the assets of this joint venture as a result the planned expiration.
Subsequent to December 31, 2020, the NRP joint venture sold two properties.

The following table summarizes balances on the consolidated balance sheets related to our unconsolidated joint ventures as of December 31, 2020 and 2019 (dollars in thousands):

	2020				2019
Joint Venture	Ownership Percentage	Number of Shopping Centers	Investment Balance	Unamortized Basis Difference	Ownership Percentage	Number of Shopping Centers	Investment Balance	Unamortized Basis Difference
NRP	20%	5	$6,304	$1,381	20%	8	$10,183	$3,189
GRP I	14%	20	31,062	—	15%	17	27,356	—
GRP II	N/A	N/A	N/A	N/A	10%	3	5,315	879
The following table summarizes the activity on the consolidated statements of operations related to our unconsolidated joint ventures as of December 31, 2020, 2019, and 2018 (in thousands):

	2020	2019	2018
Distributions to PECO After Formation or Assumption
NRP	$4,192	$7,167	$200
GRP I	1,047	2,025	—
GRP II	177	40	N/A

Gain (Loss) from Unconsolidated Joint Ventures
NRP	$2,119	$3,989	$(73)
GRP I	(309)	(72)	(35)
GRP II	42	6	N/A

Amortization and Write-Off of Basis Differences
NRP	$1,808	$2,837	$177
GRP II(1)	879	17	N/A
(1)As part of the merger between GRP I and GRP II, the total remaining value of our GRP II investment of $5.1 million was contributed to GRP I, and the result of this transaction was an increase in our GRP I investment of $5.1 million.

8. OTHER ASSETS, NET
The following is a summary of Other Assets, Net outstanding as of December 31, 2020 and 2019, excluding amounts related to assets classified as held for sale (in thousands):

	2020	2019
Other assets, net:
Deferred leasing commissions and costs	$41,664	$38,738
Deferred financing expenses(1)	13,971	13,971
Office equipment, ROU assets, and other	21,578	19,430
Corporate intangible assets	6,804	4,883
Total depreciable and amortizable assets	84,017	77,022
Accumulated depreciation and amortization	(45,975)	(35,055)
Net depreciable and amortizable assets	38,042	41,967
Accounts receivable, net(2)	46,893	46,125
Accounts receivable - affiliates	543	728
Deferred rent receivable, net(3)	32,298	29,291
Derivative asset	—	2,728
Prepaid expense and other	8,694	7,851
Total other assets, net	$126,470	$128,690
(1)Deferred financing expenses per the above table are related to our revolving line of credit, and thus we have elected to classify them as an asset rather than as a contra-liability.

(2)Net of $8.9 million and $6.9 million of general reserves for uncollectible amounts as of December 31, 2020 and 2019, respectively. Receivables that were removed for tenants considered to be non-creditworthy were $22.8 million and $6.2 million as of December 31, 2020 and 2019, respectively.
(3)Net of $4.4 million and $0.7 million of adjustments as of December 31, 2020 and 2019, respectively, for straight-line rent removed for tenants considered to be non-creditworthy.

9. DEBT OBLIGATIONS
The following is a summary of the outstanding principal balances and interest rates, which includes the effect of derivative financial instruments, on our debt obligations as of December 31, 2020 and 2019 (in thousands):

	Interest Rate(1)	2020	2019
Revolving credit facility	LIBOR + 1.4%	$—	$—
Term loans(2)	1.4% - 4.6%	1,622,500	1,652,500
Secured loan facilities	3.4% - 3.5%	395,000	395,000
Mortgages	3.5% - 7.2%	290,022	324,578
Finance lease liability		164	443
Assumed market debt adjustments, net		(1,543)	(1,218)
Deferred financing expenses, net		(13,538)	(17,204)
Total		$2,292,605	$2,354,099
(1)Interest rates are as of December 31, 2020.
(2)Our term loans carry an interest rate of LIBOR plus a spread. While most of the rates are fixed through the use of swaps, there is a portion of these loans that are not subject to a swap, and thus are still indexed to LIBOR.
Revolving Credit Facility—We have a $500 million revolving credit facility with availability of $490.4 million, which is net of current issued letters of credit, as of December 31, 2020. The maturity date is October 2021, with additional options to extend the maturity to October 2022. We pay a fee of 0.25% on the unused portion of the facility if our borrowings are less than 50% of our capacity or a fee of 0.15% if our borrowings are greater than 50%, but less than 100%, of our capacity.
In April 2020, we borrowed $200 million on our revolving credit facility to meet our operating needs for a sustained period due to the COVID-19 pandemic. Our rent and recovery collections during the second quarter, combined with other cost saving initiatives, sufficiently funded our short term operating needs and provided enough stability to allow us to repay in full the outstanding balance on our revolving credit facility in June 2020.
Term Loans—We have six unsecured term loans with maturities ranging from 2022 to 2025. Our term loans have interest rates of LIBOR plus interest rate spreads based on our leverage ratios. We have utilized interest rate swaps to fix the rates on the majority of our term loans, with $580.5 million in term loans not fixed through such swaps.
In January 2020, we made the final $30 million payment on our term loan maturing in 2021.
In May 2019, we exercised a $60 million delayed draw feature on one of our term loans, and we used the proceeds from this draw to pay down our revolving credit facility. In September 2019, we repriced a $200 million term loan, lowering the interest rate spread from 1.75% over LIBOR to 1.25% over LIBOR, while maintaining the current maturity of September 2024. In October 2019, we repriced a $175 million term loan from a spread of 1.75% over LIBOR to 1.25% over LIBOR, while maintaining the current maturity of October 2024. Finally, in December 2019, we paid down $265.9 million in term loan debt primarily with the proceeds from a secured loan as well as the proceeds from property dispositions.
As of December 31, 2020 and 2019, the weighted-average interest rate, including the impact of swaps, on our term loans was 2.7% and 3.2%, respectively.
Secured Debt—Our secured debt includes two facilities secured by certain properties in our portfolio, mortgage loans secured by individual properties, and finance leases. The interest rates on our secured debt are fixed. At the closing of the Merger, we assumed $102.3 million in mortgage loans. We contributed $175.0 million of our secured debt to GRP I in November 2018. In connection with the debt contributed to GRP I, we wrote-off deferred financing expenses of $2.1 million. In December 2019, we executed a $200 million secured loan. The loan matures in 2030 and has a 3.35% interest rate. As of December 31, 2020 and 2019 our weighted average interest rate for our secured debt was 4.0% and 4.1%, respectively.

Debt Allocation—The allocation of total debt between fixed-rate and variable-rate as well as between secured and unsecured, excluding market debt adjustments and deferred financing expenses, as of December 31, 2020 and 2019, is summarized below (in thousands):

	2020	2019
As to interest rate:(1)
Fixed-rate debt	$1,727,186	$2,122,021
Variable-rate debt	580,500	250,500
Total	$2,307,686	$2,372,521
As to collateralization:
Unsecured debt	$1,622,500	$1,652,500
Secured debt	685,186	720,021
Total	$2,307,686	$2,372,521

Weighted-average interest rate(1)	3.1%	3.4%
(1)Includes the effects of derivative financial instruments (see Notes 10 and 17).
Maturity Schedule—Below is our maturity schedule with the respective principal payment obligations, excluding finance lease liabilities, market debt adjustments, and deferred financing expenses (in thousands):

	2021	2022	2023	2024	2025	Thereafter	Total
Term loans	$—	$375,000	$300,000	$475,000	$472,500	$—	$1,622,500
Secured debt	62,589	61,898	79,569	28,162	27,881	424,923	685,022
Total	$62,589	$436,898	$379,569	$503,162	$500,381	$424,923	$2,307,522

10. DERIVATIVES AND HEDGING ACTIVITIES
Risk Management Objective of Using Derivatives—We are exposed to certain risks arising from both our business operations and economic conditions. We principally manage our exposure to a wide variety of business and operational risks through management of our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of our debt funding, and through the use of derivative financial instruments. Specifically, we enter into interest rate swaps to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Our derivative financial instruments are used to manage differences in the amount, timing, and duration of our known or expected cash receipts and our known or expected cash payments principally related to our investments and borrowings.
Cash Flow Hedges of Interest Rate Risk—Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for our making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
The changes in the fair value of derivatives designated, and that qualify, as cash flow hedges are recorded in AOCI and are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2020 and 2019, such derivatives were used to hedge the variable cash flows associated with certain variable-rate debt. Amounts reported in AOCI related to these derivatives will be reclassified to Interest Expense, Net as interest payments are made on the variable-rate debt. During the next twelve months, we estimate that an additional $19.1 million will be reclassified from AOCI as an increase to Interest Expense, Net.
The following is a summary of our interest rate swaps that were designated as cash flow hedges of interest rate risk as of December 31, 2020 and 2019 (notional amounts in thousands):

	2020	2019
Count	6	9
Notional amount	$1,042,000	$1,402,000
Fixed LIBOR	1.3% - 2.9%	0.8% - 2.9%
Maturity date	2021 - 2025	2020 - 2025
We assumed five hedges with a notional amount of $570 million as a part of the Merger. The fair value of the five hedges assumed was $14.7 million and is amortized over the remaining lives of the respective hedges and recorded in Interest Expense, Net in the consolidated statements of operations. The net unamortized amount remaining as of December 31, 2020 was $5.0 million.

The table below details the nature of the loss recognized on interest rate derivatives designated as cash flow hedges in the consolidated statements of operations for the years ended December 31, 2020, 2019, and 2018 (in thousands):

	2020	2019	2018
Amount of loss recognized in Other Comprehensive (Loss) Income	$50,552	$35,865	$895
Amount of loss reclassified from AOCI into interest expense	16,732	2,409	3,261
Credit-risk-related Contingent Features—We have agreements with our derivative counterparties that contain provisions where, if we default, or are capable of being declared in default, on any of our indebtedness, we could also be declared to be in default on our derivative obligations. As of December 31, 2020, the fair value of our derivatives in a net liability position, which included accrued interest but excluded any adjustment for nonperformance risk related to these agreements, was approximately $54.8 million. As of December 31, 2020, we had not posted any collateral related to these agreements and were not in breach of any agreement provisions. If we had breached any of these provisions, we could have been required to settle our obligations under the agreements at their termination value of $54.8 million.

11. INCOME TAXES
General—We have elected to be taxed as a REIT under the IRC. To qualify as a REIT, we must meet a number of organization and operational requirements, including a requirement to annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. We intend to continue to adhere to these requirements and to maintain our REIT status. As a REIT, we are entitled to a deduction for some or all of the distributions we pay to our stockholders. Accordingly, we are generally subject to U.S. federal income taxes on any taxable income that is not currently distributed to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income taxes and may not be able to qualify as a REIT until the fifth taxable year following the year of disqualification.
Notwithstanding our qualification as a REIT, we may be subject to certain state and local taxes on our income or properties. In addition, our consolidated financial statements include the operations of certain wholly owned entities that have jointly elected to be treated as a TRS and are subject to U.S. federal, state and local incomes taxes at regular corporate tax rates. As a REIT, we may also be subject to certain U.S. federal excise taxes if we engage in certain types of transactions.
Income tax benefits from uncertain tax positions are recognized in the consolidated financial statements only if we believe it is more likely than not that the uncertain tax position will be sustained based solely on the technical merits of the tax position and consideration of the relevant taxing authority's widely understood administrative practices and precedents. We do not believe that we have any uncertain tax positions at December 31, 2020 and 2019.
The statute of limitations for the federal income tax returns remain open for the 2017 through 2019 tax years. The statute of limitations for state income tax returns remain open in accordance with each state's statute.
Our accounting policy is to classify interest and penalties as a component of income tax expense. We accrued no interest or penalties as of December 31, 2020 and 2019.
Deferred Tax Assets and Liabilities—Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates in effect for the year in which these temporary differences are expected to reverse. Deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversal of existing taxable temporary differences, the magnitude and timing of future projected taxable income and tax planning strategies. We believe, based on available evidence, it is not more likely than not that our net deferred tax assets will be realized in future periods and, therefore, have recorded a valuation allowance equal to the net deferred tax asset balance.

The following is a summary of our deferred tax assets and liabilities as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Deferred tax assets:
Accrued compensation	$3,250	$3,912
Accrued expenses and reserves	89	70
Net operating loss (“NOL”) carryforward	2,787	2,885
Other	306	362
Gross deferred tax assets	6,432	7,229
Less: valuation allowance	(3,183)	(3,661)
Total deferred tax asset	3,249	3,568
Deferred tax liabilities:
Real estate assets and other capitalized assets	(3,236)	(3,546)
Other	(13)	(22)
Total deferred tax liabilities	(3,249)	(3,568)
Net deferred tax asset	$—	$—
Our deferred tax assets and liabilities result from the activities of our TRS entities. The TRS entities have a federal NOL carryforward of $12.2 million. Of this amount, $1.3 million was generated in 2017 and will expire in 2037 if the NOL is not utilized. The remaining NOL carryforward can be carried forward indefinitely. As of December 31, 2020, the TRS entities have state NOL carryforwards of $5.0 million, which will expire as determined under each state's statute.
Differences between the net income or loss presented on the consolidated statements of operations and taxable income are primarily related to the timing of the recognition of gain on the sale of investment properties for financial reporting purposes and tax reporting, the recognition of impairment expense for financial reporting purposes which is not deductible for tax reporting purposes, and differences in recognition of rental income and depreciation and amortization expense for both financial reporting and tax reporting.
Distributions—The following table reconciles Net Income (Loss) Attributable to Stockholders to REIT taxable income before the dividends paid deduction for the years ended December 31, 2020, 2019 and 2018 (in thousands):

	2020	2019	2018
Net income (loss) attributable to stockholders	$4,772	$(63,532)	$39,138
Net (income) loss from TRS	(702)	5,346	(1,171)
Net income (loss) attributable to REIT operations	4,070	(58,186)	37,967
Book/tax differences	63,846	153,047	33,858
REIT taxable income subject to 90% dividend requirement	$67,916	$94,861	$71,825
For tax purposes, total gross distributions to our stockholders for the year ended December 31, 2020 were approximately $64.7 million. As permitted under the IRC, we will utilize approximately $3.2 million of our January 2021 distribution to offset our 2020 REIT taxable income. Our distributions to stockholders for the years ended December 31, 2019 and 2018, respectively, have exceeded 100% of the REIT taxable income.
The tax characterization of our distributions declared for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019
Common stock:
Ordinary dividends	100.0%	38.0%
Non-dividend distributions	—%	53.4%
Capital gain distributions	—%	8.6%
Total distributions per share	100.0%	100.0%

12. COMMITMENTS AND CONTINGENCIES
Litigation—We are involved in various claims and litigation matters arising in the ordinary course of business, some of which involve claims for damages. Many of these matters are covered by insurance, although they may nevertheless be subject to deductibles or retentions. Although the ultimate liability for these matters cannot be determined, based upon information currently available, we believe the resolution of such claims and litigation will not have a material adverse effect on our consolidated financial statements.
Environmental Matters—In connection with the ownership and operation of real estate, we may potentially be liable for costs and damages related to environmental matters. In addition, we may own or acquire certain properties that are subject to environmental remediation. Depending on the nature of the environmental matter, the seller of the property, a tenant of the property, and/or another third party may be responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify us against future remediation costs. We also carry environmental liability insurance on our properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which we may be liable. We are not aware of any environmental matters which we believe are reasonably likely to have a material effect on our consolidated financial statements.
Captive Insurance—Our captive insurance company, Silver Rock Insurance, Inc. (“Silver Rock”) provides general liability insurance, wind, reinsurance, and other coverage to us and certain related-party joint ventures. We capitalize Silver Rock in accordance with applicable regulatory requirements.
Silver Rock established annual premiums based on the past loss experience of the insured properties. An independent third party was engaged to perform an actuarial estimate of projected future claims, related deductibles, and projected future expenses necessary to fund associated risk management programs. Premiums paid to Silver Rock may be adjusted based on this estimate. Premiums paid to Silver Rock may be reimbursed by tenants pursuant to specific lease terms.
As of December 31, 2020, we had four letters of credit outstanding totaling approximately $8.0 million to provide security for our obligations under our insurance and reinsurance contracts.
The following is a summary of the activities in the liability for unpaid losses, which is recorded in Accounts Payable and Other Liabilities on our consolidated balance sheets, for the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Beginning balances	$6,021	$5,458
Incurred related to:
Current year	1,943	1,792
Prior years	2,249	1,248
Total incurred	4,192	3,040
Paid related to:
Current year	36	78
Prior years	2,791	2,399
Total paid	2,827	2,477
Liabilities for unpaid losses as of December 31	$7,386	$6,021
COVID-19—As of December 31, 2020, we were not aware of any significant liabilities or obligations to waive rent that we have incurred under force majeure or co-tenancy clauses in tenant leases.
Development and Redevelopment—As of December 31, 2020, we had approximately $7.6 million in an active anchor redevelopment project that we have agreed to perform, of which $6.1 million is expected to be funded in 2021.

13. EQUITY
General—The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including one vote per nominee in the election of the Board. Our charter does not provide for cumulative voting in the election of directors.
On May 6, 2020, our Board decreased the EVPS of our common stock to $26.25 based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2020. The decrease was primarily driven by the negative impact of the COVID-19 pandemic on our non-grocery tenants resulting from social distancing and “stay-at-home” guidelines and the uncertainty of the duration and full effect on the overall economy. We engaged a third-party valuation firm to provide a calculation of the range in EVPS of our common stock as of March 31, 2020, which reflected certain balance sheet assets and liabilities as of that date. Previously, the EVPS of our common stock was set at $33.30, based substantially on the estimated market value of our portfolio of real estate properties and our third-party investment management business as of March 31, 2019.
Distributions—On March 27, 2020, our Board suspended stockholder distributions, effective after the payment of the March 2020 distribution on April 1, 2020, as a result of the uncertainty surrounding the COVID-19 pandemic. On November 4, 2020, our Board authorized distributions for the month of December 2020, for stockholders of record at the close of business on December 28, 2020, equal to a monthly amount of $0.08499999 per share of common stock, or $1.02 annualized. On December 14, 2020, our Board announced that the date of record for December distributions was moved to December 31, 2020. OP unit holders received distributions at the same rate as common stockholders. We paid this distribution on January 12, 2021.
Dividend Reinvestment Plan—The DRIP allows stockholders to invest distributions in additional shares of our common stock, subject to certain limits. Stockholders who elect to participate in the DRIP may choose to invest all or a portion of their cash distributions in shares of our common stock at a price equal to our most recent EVPS.
Stockholders who elect to participate in the DRIP, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of our common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions in cash.
On March 27, 2020, the DRIP was suspended, and the March 2020 distribution was paid in all cash on April 1, 2020. On November 4, 2020, our Board reinstated the DRIP, which became effective beginning with the December 2020 distribution paid in January 2021.
Tender Offer—On November 4, 2020, our Board approved a voluntary tender offer that commenced on November 10, 2020 (the “Tender Offer”) for up to 1.5 million shares of our outstanding common stock at a price of $17.25 per share, for a total value of approximately $26 million. On December 14, 2020, the Tender Offer was amended to extend the expiration date to December 29, 2020, and the offer to purchase shares was increased to approximately 5.8 million shares, for a total value of approximately $100 million. All of the other terms and conditions of the Tender Offer remained unchanged. In connection with the Tender Offer, we repurchased 4.5 million shares of common stock for a total value of $77.6 million, which includes the issuance of 0.9 million common shares in redemption of 0.9 million OP units converted at the time of repurchase. The $77.6 million due to shareholders who tendered their shares was not yet paid as of December 31, 2020, and is recorded as Accounts Payable and Other Liabilities on our consolidated balance sheets. The amount was subsequently paid on January 5, 2021.
Share Repurchase Program—Our SRP provides an opportunity for stockholders to have shares of common stock repurchased, subject to certain restrictions and limitations. The Board reserves the right, in its sole discretion, at any time and from time to time, to reject any request for repurchase.
On August 7, 2019, the Board suspended the SRP with respect to standard repurchases. The SRP for death, qualifying disability, or determination of incompetence (“DDI”) was suspended effective March 27, 2020, in response to the uncertainty of COVID-19. Both the SRP with respect to standard repurchases and the SRP for DDI remains suspended as of December 31, 2020.
On January 8, 2021, the Board adopted the Fourth Amended and Restated Share Repurchase Program (“Fourth Amended SRP”), effective January 14, 2021. Under the Fourth Amended SRP, share repurchases for DDI have been reinstated at $17.25 per share, and as of March 1, 2021, we have repurchased 21,125 shares for a total value of $0.4 million. The SRP with respect to standard repurchases remains suspended.
Convertible Noncontrolling Interests—As of December 31, 2020 and 2019, we had approximately 13.3 million and 14.2 million outstanding OP units, respectively. Additionally, certain of our outstanding restricted share and performance share awards will result in the issuance of OP units upon vesting in future periods. These are included in the outstanding unvested award totals disclosed in Note 14.
Under the terms of the Fourth Amended and Restated Agreement of Limited Partnership, OP unit holders may elect to exchange OP units. The Operating Partnership controls the form of the redemption, and may elect to exchange OP units for shares of our common stock, provided that the OP units have been outstanding for at least one year, or for cash. As the form of redemption for OP units is within our control, the OP units outstanding as of December 31, 2020 and 2019, are classified as Noncontrolling Interests within permanent equity on our consolidated balance sheets.
During the year ended December 31, 2020 and 2019, 1.0 million and 0.6 million OP units were converted into shares of our common stock at a 1:1 ratio, respectively. Of the OP units converted in 2020, 0.9 million were converted and repurchased as part of the Tender Offer. The $8.3 million and $30.4 million of distributions for the years ended December 31, 2020 and 2019, respectively, that have been paid on OP units are included in Distributions to Noncontrolling Interests on the consolidated statements of equity.
Nonconvertible Noncontrolling Interests—In addition to partnership units of the Operating Partnership, Noncontrolling Interests also includes a 25% minority-owned interest held by a third party in a consolidated partnership, which was not significant to our results in 2020 or 2019 and ceased a majority of its operations in 2019.

14. COMPENSATION
Employee Long Term Incentive Plan—We issue stock awards that vest based upon the completion of a service period (“service-based awards”), as well as awards that vest based upon the achievement of certain performance metrics (“performance-based awards”) under our 2020 Omnibus Incentive Plan (“2020 Incentive Plan”), which became effective in June 2020. The 2020 Incentive Plan replaces the Amended and Restated 2010 Long-Term Incentive Plan, which expired in August 2020. Awards to employees under our 2020 Incentive Plan are typically granted and vest during the first quarter of each year. Service-based awards typically follow a four-year graded vesting schedule and will vest in the form of common stock or OP units. For performance-based awards, the number of shares that vest depends on whether certain financial metrics are met, as calculated over a three-year performance period. For each annual performance-based award, 50% of the shares earned vest at the end of the three-year period and 50% of the shares earned vest following an additional year of service. As such, certain units classified as nonvested performance stock awards as of period-end may have met the performance-based requirements for vesting and are now only subject to an additional year of service-based vesting. Vesting of performance awards is in the form of common stock, or certain awards may vest in the form of OP units at the election of the recipient.
We recognize expense for awards with graded vesting under the accelerated recognition method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period. Expense amounts are recorded in General and Administrative or Property Operating on our consolidated statements of operations. The awards are valued according to the EVPS for our common stock at the date of grant. Holders of unvested service-based and performance-based awards are entitled to dividend and distribution rights, but are not entitled to voting rights.
In March 2019, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved a new form of award agreement under the Company’s Amended and Restated 2010 Long-Term Incentive Plan for performance-based long term incentive units (“Performance LTIP Units”) and made one-time grants of Performance LTIP Units to certain of our executives. Any amounts earned under the Performance LTIP Unit award agreements will be issued in the form of LTIP Units, which represent OP units that are structured as a profits interest in the Operating Partnership. Dividends will accrue on the Performance LTIP Units until the measurement date, subject to a quarterly distribution of 10% of the regular quarterly distributions.
Independent Director Stock Plan—The Board approves restricted stock awards pursuant to our Amended and Restated 2010 Independent Director Stock Plan. The awards are granted to our independent directors as service-based awards. As of December 31, 2020 and 2019, there were approximately 17,000 and 13,000 outstanding unvested awards granted to independent directors, respectively.
Share-Based Compensation Award Activity—All share-based compensation awards, regardless of the form of payout upon vesting, are presented in the following table, which summarizes our stock-based award activity. For performance-based awards, the number of shares deemed to be issued per the table below reflects the number of units at target performance. Performance-based awards contain terms which dictate that the number of award units to be issued will vary based upon actual performance compared to the respective plan’s performance metrics, with the potential for certain awards to earn additional shares beyond target performance (number of units in thousands):

	Restricted Stock Awards(1)	Performance Stock Awards(1)	Phantom Stock Units	Weighted-Average Grant-Date Fair Value(2)
Nonvested at January 1, 2018	6	—	815	$30.60
Granted	270	66	—	33.00
Vested	(2)	—	(465)	30.60
Forfeited	(5)	—	(18)	31.14
Nonvested at December 31, 2018	269	66	332	31.80
Granted	157	764	—	33.15
Vested	(65)	—	(256)	31.08
Forfeited	(34)	(3)	(16)	32.31
Nonvested at December 31, 2019	327	827	60	33.00
Granted	146	86	—	32.82
Vested	(101)	—	(58)	32.13
Forfeited	(23)	(8)	(2)	33.00
Nonvested at December 31, 2020	349	905	—	$33.06
(1)The maximum number of award units that could be issued under all outstanding grants was 1.5 million as of December 31, 2020. The number of award units expected to vest was 0.8 million as of December 31, 2020.
(2)On an annual basis, we engage an independent third-party valuation advisory consulting firm to estimate the EVPS of our common stock. The weighted-average grant-date fair value calculated herein reflects the EVPS on the grant date.
The expense for all stock-based awards during the years ended December 31, 2020, 2019, and 2018 was $6.3 million, $10.1 million, and $10.4 million, respectively. We had $11.8 million of unrecognized compensation costs related to these awards that we expect to recognize over a weighted average period of approximately three years. The fair value at the vesting date for stock-based awards that vested during the year ended December 31, 2020 was $5.0 million.

401(k) Plan—We sponsor a 401(k) plan that provides benefits for qualified employees. Our match of the employee contributions is discretionary and has a five-year vesting schedule. The cash contributions to the plan for the years ended December 31, 2020, 2019, and 2018 were approximately $0.9 million, $0.9 million, and $1.0 million, respectively. All employees who have attained the age of 21 are eligible to participate starting the first day of the month following their date of hire. Employees are vested immediately with respect to employee contributions.

15. EARNINGS PER SHARE
We use the two-class method of computing earnings per share (“EPS”), which is an earnings allocation formula that determines EPS for common stock and any participating securities according to dividends declared (whether paid or unpaid). Under the two-class method, basic EPS is computed by dividing Net Income (Loss) Attributable to Stockholders by the weighted-average number of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur from share equivalent activity.
OP units held by limited partners other than us are considered to be participating securities because they contain non-forfeitable rights to dividends or dividend equivalents, and have the potential to be exchanged for an equal number of shares of our common stock in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of Phillips Edison Grocery Center Operating Partnership I, L.P.
The impact of these outstanding OP units on basic and diluted EPS has been calculated using the two-class method whereby earnings are allocated to the OP units based on dividends declared and the OP units’ participation rights in undistributed earnings. The effects of the two-class method on basic and diluted EPS were immaterial to the consolidated financial statements for the years ended December 31, 2020, 2019, and 2018.
The following table provides a reconciliation of the numerator and denominator of the earnings per share calculations for the years ended December 31, 2020, 2019, and 2018 (in thousands, except per share amounts):

	2020	2019	2018
Numerator:
Net income (loss) attributable to stockholders - basic	$4,772	$(63,532)	$39,138
Net income (loss) attributable to convertible OP units(1)	690	(9,583)	8,136
Net income (loss) - diluted	$5,462	$(73,115)	$47,274
Denominator:
Weighted-average shares - basic	96,760	94,636	65,534
OP units(1)	14,255	14,403	14,818
Dilutive restricted stock awards	141	—	104
Adjusted weighted-average shares - diluted	111,156	109,039	80,456
Earnings per common share:
Basic income (loss) per share	$0.05	$(0.67)	$0.60
Diluted income (loss) per share	$0.05	$(0.67)	$0.59
(1)OP units include units that are convertible into common stock or cash, at the Operating Partnership’s option. The Operating Partnership income or loss attributable to these OP units, which is included as a component of Net Income (Loss) Attributable to Noncontrolling Interests on the consolidated statements of operations, has been added back in the numerator as these OP units were included in the denominator for all years presented.
Approximately 0.3 million time-based and 0.8 million performance-based unvested stock units were outstanding as of December 31, 2019. These securities were anti-dilutive for the year ended December 31, 2019, and as a result, their impact was excluded from the weighted-average common shares used to calculate diluted EPS for that period. Outstanding restricted stock awards were dilutive for the years ended December 31, 2020 and 2018, and thus are included in the calculation above.

16. REVENUE RECOGNITION AND RELATED PARTY TRANSACTIONS
Revenue—We have entered into agreements with the Managed Funds related to certain advisory, management, and administrative services we provide to their real estate assets in exchange for fees and reimbursement of certain expenses. Summarized below are amounts included in Fee and Management Income. The revenue includes the fees and reimbursements earned by us from the Managed Funds during the years ended December 31, 2020, 2019, and 2018, and also includes other revenues that are not in the scope of ASC 606, but are included in this table for the purpose of disclosing all related party revenues (in thousands):

	2020	2019	2018
Recurring fees(1)	$4,801	$6,362	$21,036
Transactional revenue and reimbursements(2)	2,633	3,329	9,817
Insurance premiums(3)	2,386	1,989	2,073
Total fees and management income	$9,820	$11,680	$32,926
(1)Recurring fees include asset management fees and property management fees.
(2)Transaction revenue includes items such as leasing commissions, construction management fees, and acquisition fees.
(3)Insurance premium income includes amounts for reinsurance from third parties not affiliated with us.
During the year ended December 31, 2019, we recognized a net charge of $1.9 million in Other Income (Expense), Net on our consolidated statement of operations. The charge was related to a reduction in our related party accounts receivable and organization and offering costs payable for amounts incurred in connection with the REIT III public offering. Remaining accounts receivable and organization and offering costs payable that were outstanding as of September 30, 2019 related to REIT III were settled when we merged with REIT III in October 2019.
Other Related Party Matters—We are the limited guarantor for up to $190 million, capped at $50 million in most instances, of debt for our NRP joint venture. As of December 31, 2020, we were also the limited guarantor of a $175 million mortgage loan for GRP I. Our guaranty in both cases is limited to being the non-recourse carveout guarantor and the environmental indemnitor. We are also party to a separate agreement with Northwestern Mutual in which any potential liability under our guaranty for GRP I will be apportioned between us and Northwestern Mutual based on our respective ownership percentages in GRP I. We have no liability recorded on our consolidated balance sheets for either guaranty as of December 31, 2020 and 2019.
PECO Air L.L.C. (“PECO Air”), an entity in which Mr. Edison, our Chairman and Chief Executive Officer, owns a 50% interest, owns an airplane that we use for business purposes in the course of our operations. We paid approximately $1.0 million to PECO Air for use of its airplane, and per the terms of our contractual agreements, for the years ended December 31, 2020 and 2019, and $0.8 million for the year ended December 31, 2018.

17. FAIR VALUE MEASUREMENTS
The following describes the methods we use to estimate the fair value of our financial and nonfinancial assets and liabilities:
Cash and Cash Equivalents, Restricted Cash, Accounts Receivable, and Accounts Payable—We consider the carrying values of these financial instruments to approximate fair value because of the short period of time between origination of the instruments and their expected realization.
Real Estate Investments—The purchase prices of the investment properties, including related lease intangible assets and liabilities, were allocated at estimated fair value based on Level 3 inputs, such as discount rates, capitalization rates, comparable sales, replacement costs, income and expense growth rates, and current market rents and allowances as determined by management.
Debt Obligations—We estimate the fair value of our debt by discounting the future cash flows of each instrument at rates currently offered for similar debt instruments of comparable maturities by our lenders using Level 3 inputs. The discount rates used approximate current lending rates for loans or groups of loans with similar maturities and credit quality, assuming the debt is outstanding through maturity and considering the debt’s collateral (if applicable). We have utilized market information, as available, or present value techniques to estimate the amounts required to be disclosed.
The following is a summary of borrowings as of December 31, 2020 and 2019 (in thousands):

	2020		2019
	Recorded Principal Balance(1)	Fair Value	Recorded Principal Balance(1)	Fair Value
Term loans	1,610,204	1,621,902	1,636,470	1,656,765
Secured portfolio loan facilities	391,131	404,715	390,780	399,054
Mortgages(2)	291,270	303,647	326,849	337,614
Total	$2,292,605	$2,330,264	$2,354,099	$2,393,433
(1)Recorded principal balances include net deferred financing expenses of $13.5 million and $17.2 million as of December 31, 2020 and 2019, respectively. Recorded principal balances also include assumed market debt adjustments of $1.5 million and $1.2 million as of December 31, 2020 and 2019, respectively. We have recorded deferred financing expenses related to our revolving credit facility, which are not included in these balances, in Other Assets, Net on our consolidated balance sheets.
(2)Our finance lease liability is included in the mortgages line item, as presented.

Recurring and Nonrecurring Fair Value Measurements—Our earn-out liability and interest rate swaps are measured and recognized at fair value on a recurring basis, while certain real estate assets and liabilities are measured and recognized at fair value as needed. Fair value measurements that occurred as of and during the years ended December 31, 2020 and 2019 were as follows (in thousands):

	2020			2019
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Recurring
Derivative assets(1)	$—	$—	$—	$—	$2,728	$—
Derivative liability(1)	—	(54,759)	—	—	(20,974)	—
Earn-out liability	—	—	(22,000)	—	—	(32,000)
Nonrecurring
Impaired real estate assets, net(2)	—	19,350	—	—	280,593	—
Impaired corporate intangible asset, net(3)	—	—	—	—	—	4,401
Impaired corporate ROU asset, net	—	537	—	—	—	—
(1)We record derivative assets in Other Assets, Net and derivative liabilities in Derivative Liability on our consolidated balance sheets.
(2)The carrying value of impaired real estate assets may have subsequently increased or decreased after the measurement date due to capital improvements, depreciation, or sale.
(3)The carrying value of our impaired in-place management contracts subsequently decreased after the measurement date, attributable to regular amortization as well as derecognition as part of the merger with REIT III.
Derivative Instruments—As of December 31, 2020 and 2019, we had interest rate swaps that fixed LIBOR on portions of our unsecured term loan facilities.
All interest rate swap agreements are measured at fair value on a recurring basis. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
To comply with the provisions of ASC Topic 820, Fair Value Measurement, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although we determined that the significant inputs used to value our derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our counterparties and our own credit risk utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, as of December 31, 2020 and 2019, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Earn-out—As part of our acquisition of PELP in 2017, an earn-out structure was established which gave PELP the opportunity to earn additional OP units based upon the potential achievement of certain performance targets subsequent to the acquisition. After the expiration of certain provisions in 2019, PELP is now eligible to earn between 1.0 million and 1.7 million OP units based on the timing and valuation of a liquidity event for PECO. The liquidity event can occur no later than December 31, 2021 for the maximum shares to be awarded, but can occur as late as December 31, 2023.
We estimate the fair value of this liability on a quarterly basis using the Monte Carlo method. This method requires us to make assumptions about future dividend yields, volatility, and timing and pricing of liquidity events, which are unobservable and are considered Level 3 inputs in the fair value hierarchy. A change in these inputs to a different amount might result in a significantly higher or lower fair value measurement at the reporting date. In calculating the fair value of this liability as of December 31, 2020, we have determined that the most likely range of potential outcomes includes a possibility of no additional OP units issued as well as up to a maximum of 1.7 million units being issued.
We recognized income of $10.0 million and $7.5 million related to changes in the fair value of the earn-out liability for the years ended December 31, 2020 and 2019, respectively. These changes in fair value have been and will continue to be recognized in Other Income (Expense), Net in the consolidated statements of operations.
Real Estate Asset Impairment—Our real estate assets are measured and recognized at fair value on a nonrecurring basis dependent upon when we determine an impairment has occurred. During the years ended December 31, 2020, 2019, and 2018, we impaired assets that were under contract or actively marketed for sale at a disposition price that was less than carrying value, or that had other operational impairment indicators. The valuation technique used for the fair value of all impaired real estate assets was the expected net sales proceeds, which we consider to be a Level 2 input in the fair value hierarchy.

We recorded the following expense upon impairment of real estate assets for the years ended December 31, 2020, 2019, and 2018 (in thousands):

	2020	2019	2018
Impairment of real estate assets	$2,423	$87,393	$40,782
Corporate Intangible Asset Impairment—In connection with our acquisition of PELP, we acquired a corporate intangible asset consisting of in-place management contracts. We evaluate our corporate intangible asset for impairment when a triggering event occurs, or circumstances change, that indicate the carrying value may not be recoverable.
In June 2019, the suspension of the REIT III public offering constituted a triggering event for further review of the corporate intangible asset’s fair value compared to its carrying value. We estimated the fair value of the corporate intangible asset using a discounted cash flow model which leveraged certain Level 3 inputs. The evaluation of corporate intangible assets for potential impairment required management to exercise significant judgment and to make certain assumptions. The assumptions utilized in the evaluation included projected future cash flows and a discount rate of 19%. Based on this analysis, we concluded the carrying value exceeded the estimated fair value of the corporate intangible asset, and an impairment charge of $7.8 million was recorded in Other Income (Expense), Net on the consolidated statements of operations in the second quarter of 2019.

18. QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2020 and 2019. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the selected quarterly information (in thousands, except per share amounts):

	2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$131,523	$119,040	$126,695	$120,759
Net income (loss) attributable to stockholders	9,769	(5,588)	11,784	(11,193)
Net income (loss) per share - basic and diluted	$0.10	$(0.06)	$0.12	$(0.12)

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$132,769	$132,581	$136,009	$135,347
Net (loss) income attributable to stockholders	(5,195)	(36,570)	(25,877)	4,110
Net (loss) income per share - basic and diluted	$(0.06)	$(0.39)	$(0.27)	$0.06
Our decrease in revenue beginning in the second quarter of 2020 is mainly attributed to the effects of the COVID-19 pandemic.

19. SUBSEQUENT EVENTS
We have evaluated for disclosure all subsequent events through March 12, 2021, the date the financial statements were originally issued and filed with the SEC.
Distributions—Distributions paid to stockholders and OP unit holders of record subsequent to December 31, 2020 were as follows (in thousands):

Month	Date of Record	Monthly Distribution Rate	Date Distribution Paid	Gross Amount of Distribution Paid	Distribution Reinvested Through the DRIP	Net Cash Distribution
December	12/28/2020	$0.08499999	1/12/2021	$9,001	$2,461	$6,540
January	1/15/2021	$0.08499999	2/1/2021	9,042	2,455	6,587
February	2/15/2021	$0.08499999	3/1/2021	9,051	2,453	6,598
On March 10, 2021, our Board authorized distributions for March 2021 to the stockholders of record at the close of business on March 19, 2021 equal to a monthly amount of $0.08499999 per share of common stock. OP unit holders will receive distributions at the same rate as common stockholders. We pay distributions to stockholders and OP unit holders based on monthly record dates, and we expect to pay the March 2021 distributions on April 1, 2021.

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Lakeside Plaza	Salem, VA	$—	$3,344	$5,247	$732	$3,491	$5,832	$9,323	$2,754	1988	11/23/2011
Snow View Plaza	Parma, OH	—	4,104	6,432	1,171	4,326	7,381	11,707	3,767	1981	11/23/2011
St. Charles Plaza	Davenport, FL	—	4,090	4,399	571	4,228	4,832	9,060	2,828	2007	11/23/2011
Burwood Village Center	Glen Burnie, MD	—	5,448	10,167	553	5,737	10,431	16,169	4,956	1971	11/23/2011
Centerpoint	Easley, SC	—	2,404	4,361	1,426	2,986	5,205	8,191	2,422	2002	11/23/2011
Southampton Village	Tyrone, GA	—	2,670	5,176	965	2,901	5,910	8,811	2,669	2003	11/23/2011
Cureton Town Center	Waxhaw, NC	—	6,569	6,197	2,632	5,926	9,472	15,398	4,188	2006	12/29/2011
Tramway Crossing	Sanford, NC	—	2,016	3,071	886	2,492	3,481	5,973	1,944	1996	2/23/2012
Westin Centre	Fayetteville, NC	—	2,190	3,499	741	2,449	3,981	6,430	2,029	1996/1999	2/23/2012
Village At Glynn Place	Brunswick, GA	—	5,202	6,095	625	5,309	6,612	11,922	3,805	1992	4/27/2012
Meadowthorpe Manor Shoppes	Lexington, KY	—	4,093	4,185	613	4,562	4,330	8,892	2,252	1989/2008	5/9/2012
Brentwood Commons	Bensenville, IL	—	6,105	8,024	2,366	6,306	10,190	16,496	3,991	1981/2001	7/5/2012
Sidney Towne Center	Sidney, OH	—	1,429	3,802	1,353	2,016	4,568	6,584	2,599	1981/2007	8/2/2012
Broadway Plaza	Tucson, AZ	5,614	4,979	7,169	1,951	5,808	8,290	14,099	3,770	1982/1995	8/13/2012
Baker Hill	Glen Ellyn, IL	—	7,068	13,738	10,013	7,664	23,154	30,818	7,287	1998	9/6/2012
New Prague Commons	New Prague, MN	—	3,248	6,604	1,908	3,395	8,366	11,761	3,447	2008	10/12/2012
Brook Park Plaza	Brook Park, OH	—	2,545	7,594	773	2,813	8,099	10,912	3,377	2001	10/23/2012
Heron Creek Towne Center	North Port, FL	—	4,062	4,082	447	4,163	4,429	8,591	2,181	2001	12/17/2012
Quartz Hill Towne Centre	Lancaster, CA	11,740	6,352	13,529	929	6,663	14,147	20,810	5,091	1991/2012	12/27/2012
Village One Plaza	Modesto, CA	17,700	5,166	18,752	633	5,255	19,296	24,551	6,308	2007	12/28/2012
Hilfiker Shopping Center	Salem, OR	—	2,455	4,750	89	2,523	4,771	7,294	1,753	1984/2011	12/28/2012
Butler Creek	Acworth, GA	—	3,925	6,129	2,931	4,287	8,698	12,985	2,928	1989	1/15/2013
Fairview Oaks	Ellenwood, GA	6,430	3,563	5,266	857	3,925	5,761	9,686	2,277	1996	1/15/2013
Grassland Crossing	Alpharetta, GA	—	3,680	5,791	1,033	3,936	6,568	10,504	2,790	1996	1/15/2013
Hamilton Ridge	Buford, GA	—	4,772	7,168	823	5,035	7,728	12,763	3,384	2002	1/15/2013
Mableton Crossing	Mableton, GA	—	4,426	6,413	1,458	4,930	7,367	12,297	3,076	1997	1/15/2013
Shops at Westridge	McDonough, GA	—	2,788	3,901	2,038	2,835	5,892	8,727	2,104	2006	1/15/2013
Fairlawn Town Centre	Fairlawn, OH	20,000	10,398	29,005	3,638	11,611	31,430	43,041	12,819	1962/1996	1/30/2013
Macland Pointe	Marietta, GA	—	3,493	5,364	1,097	3,878	6,075	9,953	2,649	1992	2/13/2013
Kleinwood Center	Spring, TX	—	11,478	18,954	1,267	11,850	19,848	31,699	7,809	2003	3/21/2013
Murray Landing	Columbia, SC	6,750	3,221	6,856	1,640	3,597	8,120	11,717	2,968	2003	3/21/2013
Vineyard Shopping Center	Tallahassee, FL	—	2,761	4,221	561	3,028	4,515	7,543	1,886	2002	3/21/2013
Lutz Lake Crossing	Lutz, FL	—	2,636	6,600	819	2,914	7,142	10,055	2,404	2002	4/4/2013
Publix at Seven Hills	Spring Hill, FL	—	2,171	5,642	1,055	2,493	6,375	8,868	2,197	1991/2006	4/4/2013
Hartville Centre	Hartville, OH	—	2,069	3,691	1,785	2,391	5,155	7,546	2,048	1988/2008	4/23/2013

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Sunset Shopping Center	Corvallis, OR	15,410	7,933	14,939	839	8,019	15,692	23,711	5,539	1998	5/31/2013
Savage Town Square	Savage, MN	9,000	4,106	9,409	300	4,357	9,458	13,815	3,562	2003	6/19/2013
Glenwood Crossings	Kenosha, WI	—	1,872	9,914	1,051	2,336	10,500	12,837	3,292	1992	6/27/2013
Shiloh Square Shopping Center	Kennesaw, GA	—	4,685	8,729	1,978	4,834	10,558	15,392	3,419	1996/2003	6/27/2013
Pavilions at San Mateo	Albuquerque, NM	—	6,470	18,726	1,701	6,746	20,152	26,897	6,597	1997	6/27/2013
Boronda Plaza	Salinas, CA	14,750	9,027	11,870	623	9,231	12,290	21,521	4,174	2003/2006	7/3/2013
Westwoods Shopping Center	Arvada, CO	—	3,706	11,115	694	4,186	11,328	15,514	3,914	2003	8/8/2013
Paradise Crossing	Lithia Springs, GA	—	2,204	6,064	868	2,490	6,647	9,136	2,253	2000	8/13/2013
Contra Loma Plaza	Antioch, CA	—	3,243	3,926	1,779	3,845	5,103	8,948	1,633	1989	8/19/2013
South Oaks Plaza	St. Louis, MO	—	1,938	6,634	464	2,112	6,924	9,036	2,294	1969/1987	8/21/2013
Yorktown Centre	Millcreek Township, PA	—	3,736	15,396	2,173	4,098	17,207	21,305	6,652	1989/2013	8/30/2013
Dyer Town Center	Dyer, IN	9,023	6,017	10,214	586	6,283	10,534	16,817	3,759	2004/2005	9/4/2013
East Burnside Plaza	Portland, OR	—	2,484	5,422	137	2,560	5,484	8,044	1,499	1955/1999	9/12/2013
Red Maple Village	Tracy, CA	20,584	9,250	19,466	439	9,408	19,747	29,155	5,542	2009	9/18/2013
Crystal Beach Plaza	Palm Harbor, FL	6,360	2,334	7,918	661	2,416	8,498	10,914	2,751	2010	9/25/2013
CitiCentre Plaza	Carroll, IA	—	770	2,530	364	1,031	2,633	3,664	954	1991/1995	10/2/2013
Duck Creek Plaza	Bettendorf, IA	—	4,612	13,007	1,683	5,208	14,094	19,302	4,477	2005/2006	10/8/2013
Cahill Plaza	Inver Grove Heights, MN	—	2,587	5,114	683	2,950	5,433	8,383	1,909	1995	10/9/2013
College Plaza	Normal, IL	—	4,460	17,772	3,325	5,107	20,450	25,557	4,820	1983/1999	10/22/2013
Courthouse Marketplace	Virginia Beach, VA	11,650	6,130	8,061	1,147	6,386	8,952	15,338	2,983	2005	10/25/2013
Hastings Marketplace	Hastings, MN	—	3,980	10,045	777	4,397	10,404	14,801	3,526	2002	11/6/2013
Coquina Plaza	Southwest Ranches, FL	6,192	9,458	11,770	1,117	9,686	12,658	22,345	3,780	1998	11/7/2013
Shoppes of Paradise Lakes	Miami, FL	5,057	5,811	6,020	968	6,072	6,726	12,799	2,283	1999	11/7/2013
Collington Plaza	Bowie, MD	—	12,207	15,142	905	12,394	15,860	28,254	4,876	1996	11/21/2013
Golden Town Center	Golden, CO	14,711	7,065	10,166	1,674	7,460	11,446	18,905	3,914	1993/2003	11/22/2013
Northstar Marketplace	Ramsey, MN	—	2,810	9,204	1,090	2,923	10,182	13,105	3,318	2004	11/27/2013
Bear Creek Plaza	Petoskey, MI	—	5,677	17,611	1,614	5,782	19,120	24,902	6,231	1998/2009	12/18/2013
East Side Square	Springfield, OH	—	394	963	120	412	1,065	1,477	372	2007	12/18/2013
Flag City Station	Findlay, OH	—	4,685	9,630	3,124	4,851	12,588	17,440	3,539	1992	12/18/2013
Hoke Crossing	Clayton, OH	—	481	1,060	398	509	1,430	1,939	$458	2006	12/18/2013
Southern Hills Crossing	Kettering, OH	—	778	1,481	125	807	1,577	2,384	623	2002	12/18/2013

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Town & Country Shopping Center	Noblesville, IN	13,480	7,361	16,269	458	7,454	16,634	24,088	5,707	1998	12/18/2013
Sulphur Grove	Huber Heights, OH	—	553	2,142	498	611	2,581	3,192	682	2004	12/18/2013
Southgate Shopping Center	Des Moines, IA	—	2,434	8,358	892	2,835	8,849	11,684	3,107	1972/2013	12/20/2013
Sterling Pointe Center	Lincoln, CA	24,073	7,039	20,822	1,573	7,617	21,816	29,433	6,056	2004	12/20/2013
Arcadia Plaza	Phoenix, AZ	—	5,774	6,904	2,784	5,946	9,516	15,462	2,821	1980	12/30/2013
Stop & Shop Plaza	Enfield, CT	—	8,892	15,028	1,157	9,270	15,807	25,077	5,119	1988/1998	12/30/2013
Fairacres Shopping Center	Oshkosh, WI	—	3,543	5,189	786	3,875	5,643	9,518	2,163	1992/2013	1/21/2014
Savoy Plaza	Savoy, IL	—	4,304	10,895	857	4,770	11,285	16,056	4,123	1999/2007	1/31/2014
The Shops of Uptown	Park Ridge, IL	—	7,744	16,884	1,349	7,934	18,043	25,977	4,830	2006	2/25/2014
Chapel Hill North Center	Chapel Hill, NC	6,538	4,776	10,189	1,338	4,988	11,315	16,303	3,820	1998	2/28/2014
Coppell Market Center	Coppell, TX	11,594	4,870	12,236	246	5,024	12,328	17,352	3,647	2008	3/5/2014
Winchester Gateway	Winchester, VA	—	9,342	23,468	2,088	9,585	25,313	34,898	7,399	2006	3/5/2014
Stonewall Plaza	Winchester, VA	—	7,929	16,642	962	7,990	17,544	25,534	5,250	2007	3/5/2014
Town Fair Center	Louisville, KY	—	8,108	14,411	5,435	8,731	19,223	27,954	5,791	1988/1994	3/12/2014
Villages at Eagles Landing	Stockbridge, GA	1,173	2,824	5,515	1,114	3,365	6,089	9,453	2,286	1995	3/13/2014
Champions Gate Village	Davenport, FL	—	1,814	6,060	266	1,916	6,224	8,140	2,147	2001	3/14/2014
Towne Centre at Wesley Chapel	Wesley Chapel, FL	—	2,466	5,553	566	2,703	5,882	8,585	1,874	2000	3/14/2014
Statler Square	Staunton, VA	7,096	4,108	9,072	901	4,555	9,525	14,081	3,298	1989	3/21/2014
Burbank Plaza	Burbank, IL	—	2,972	4,546	3,925	3,580	7,863	11,443	2,352	1972/1995	3/25/2014
Hamilton Village	Chattanooga, TN	—	12,682	19,103	2,305	12,635	21,455	34,090	7,417	1989	4/3/2014
Waynesboro Plaza	Waynesboro, VA	—	5,597	8,334	145	5,670	8,406	14,076	2,903	2005	4/30/2014
Southwest Marketplace	Las Vegas, NV	—	16,019	11,270	2,920	16,102	14,108	30,209	4,600	2008	5/5/2014
Hampton Village	Taylors, SC	—	5,456	7,254	3,926	5,949	10,688	16,636	3,539	1959/1998	5/21/2014
Central Station	Louisville, KY	12,095	6,143	6,932	2,394	6,454	9,014	15,469	2,881	2005/2007	5/23/2014
Kirkwood Market Place	Houston, TX	—	5,786	9,697	997	5,958	10,522	16,480	3,070	1979/2008	5/23/2014
Fairview Plaza	New Cumberland, PA	—	2,786	8,500	306	2,955	8,638	11,593	2,346	1992/1999	5/27/2014
Broadway Promenade	Sarasota, FL	—	3,831	6,795	339	3,911	7,054	10,965	1,972	2007	5/28/2014
Townfair Center	Indiana, PA	—	7,007	13,233	1,246	7,206	14,281	21,487	4,777	1995/2010	5/29/2014
St. Johns Commons	Jacksonville, FL	—	1,599	10,387	643	1,773	10,856	12,629	3,026	2003	5/30/2014
Heath Brook Commons	Ocala, FL	6,930	3,470	8,352	772	3,690	8,905	12,595	2,625	2002	5/30/2014
Park View Square	Miramar, FL	—	5,700	9,304	550	5,819	9,735	15,554	2,876	2003	5/30/2014
The Orchards	Yakima, WA	—	5,425	8,743	511	5,739	8,940	14,679	2,788	2002	6/3/2014

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Shaw's Plaza Hanover	Hanover, MA	—	2,826	5,314	10	2,826	5,324	8,150	1,588	1994/2000	6/23/2014
Shaw's Plaza Easton	Easton, MA	—	5,520	7,173	621	5,877	7,438	13,315	2,511	1984/2004	6/23/2014
Lynnwood Place	Jackson, TN	—	3,341	4,826	815	3,620	5,362	8,982	1,881	1986/2013	7/28/2014
Thompson Valley Towne Center	Loveland, CO	—	5,758	17,387	1,499	6,153	18,492	24,645	5,240	1999	8/1/2014
Lumina Commons	Wilmington, NC	7,165	2,008	11,249	1,171	2,093	12,335	14,428	3,036	1974/2007	8/4/2014
Driftwood Village	Ontario, CA	—	6,811	12,993	1,590	7,451	13,942	21,394	3,859	1985	8/7/2014
French Golden Gate	Bartow, FL	—	2,599	12,877	1,803	2,856	14,422	17,279	3,771	1960/2011	8/28/2014
Orchard Square	Washington Township, MI	5,903	1,361	11,550	549	1,609	11,851	13,460	3,306	1999	9/8/2014
Trader Joe's Center	Dublin, OH	6,745	2,338	7,922	1,806	2,757	9,309	12,066	2,713	1986	9/11/2014
Palmetto Pavilion	North Charleston, SC	—	2,509	8,526	950	3,208	8,777	11,985	2,353	2003	9/11/2014
Five Town Plaza	Springfield, MA	—	8,912	19,635	6,344	10,029	24,862	34,891	8,480	1970/2013	9/24/2014
Fairfield Crossing	Beavercreek, OH	—	3,572	10,026	113	3,612	10,099	13,711	2,909	1994	10/24/2014
Beavercreek Towne Center	Beavercreek, OH	—	14,055	30,799	2,939	14,911	32,883	47,794	9,886	1994	10/24/2014
Grayson Village	Loganville, GA	—	3,952	5,620	2,052	4,114	7,510	11,624	2,725	2002	10/24/2014
The Fresh Market Commons	Pawleys Island, SC	—	2,442	4,941	128	2,457	5,054	7,511	1,518	2011	10/28/2014
Claremont Village	Everett, WA	—	5,635	10,544	1,094	5,854	11,420	17,273	3,189	1994/2012	11/6/2014
Cherry Hill Marketplace	Westland, MI	—	4,641	10,137	2,740	5,140	12,378	17,518	4,035	1992/2000	12/17/2014
Nor'Wood Shopping Center	Colorado Springs, CO	—	5,358	6,684	556	5,446	7,152	12,598	2,561	2003	1/8/2015
Sunburst Plaza	Glendale, AZ	—	3,435	6,041	1,176	3,583	7,069	10,652	2,537	1970	2/11/2015
Rivermont Station	Johns Creek, GA	—	6,876	8,916	1,888	7,169	10,511	17,680	4,225	1996/2003	2/27/2015
Breakfast Point Marketplace	Panama City Beach, FL	—	5,578	12,052	791	6,010	12,411	18,421	3,497	2009/2010	3/13/2015
Falcon Valley	Lenexa, KS	—	3,131	6,873	278	3,375	6,908	10,283	2,150	2008/2009	3/13/2015
Kohl's Onalaska	Onalaska, WI	—	2,670	5,648	—	2,670	5,648	8,317	1,931	1992/1993	3/13/2015
Coronado Center	Santa Fe, NM	11,560	4,396	16,460	3,765	4,687	19,934	24,621	4,471	1964	5/1/2015
West Creek Plaza	Coconut Creek, FL	5,529	3,459	6,131	286	3,513	6,362	9,876	1,605	2006/2013	7/10/2015
Northwoods Crossing	Taunton, MA	—	10,092	14,437	325	10,278	14,576	24,854	5,306	2003/2010	5/24/2016
Murphy Marketplace	Murphy, TX	—	28,652	33,122	1,451	28,988	34,237	63,225	7,281	2008/2015	6/24/2016
Harbour Village	Jacksonville, FL	—	5,630	16,727	1,319	6,032	17,644	23,676	3,602	2006	9/22/2016
Oak Mill Plaza	Niles, IL	1,059	6,843	13,692	1,192	7,403	14,324	21,726	4,227	1977	10/3/2016
Southern Palms	Tempe, AZ	23,207	10,025	24,346	2,078	10,494	25,956	36,450	6,380	1982	10/26/2016
Golden Eagle Village	Clermont, FL	7,094	3,746	7,735	329	3,822	7,988	11,810	1,744	2011	10/27/2016
Atwater Marketplace	Atwater, CA	—	6,116	7,597	526	6,299	7,941	14,240	1,939	2008	2/10/2017

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Rocky Ridge Town Center	Roseville, CA	20,679	5,449	29,207	677	5,618	29,714	35,333	4,373	1996	4/18/2017
Greentree Centre	Racine, WI	—	2,955	8,718	1,062	3,444	9,291	12,735	1,680	1989/1994	5/5/2017
Sierra Del Oro Towne Centre	Corona, CA	6,849	9,011	17,989	1,382	9,250	19,132	28,382	3,241	1991	6/20/2017
Ashland Junction	Ashland, VA	—	4,987	6,050	(2,982)	3,741	4,313	8,055	3	1989	10/4/2017
Barclay Place Shopping Center	Lakeland, FL	—	1,984	7,174	(2,272)	1,522	5,364	6,886	416	1989	10/4/2017
Barnwell Plaza	Barnwell, SC	—	1,190	1,883	18	1,198	1,893	3,091	862	1985	10/4/2017
Birdneck Shopping Center	Virginia Beach, VA	—	1,900	3,253	602	2,057	3,698	5,755	889	1987	10/4/2017
Crossroads Plaza	Asheboro, NC	—	1,722	2,720	658	2,101	2,999	5,100	865	1984	10/4/2017
Dunlop Village	Colonial Heights, VA	—	2,420	4,892	829	2,593	5,549	8,141	1,089	1987	10/4/2017
Edgecombe Square	Tarboro, NC	—	1,412	2,258	434	1,485	2,620	4,104	1,122	1990	10/4/2017
Emporia West Plaza	Emporia, KS	—	872	3,409	(415)	762	3,104	3,865	294	1980/2000	10/4/2017
Forest Park Square	Cincinnati, OH	—	4,007	5,877	736	4,278	6,343	10,621	1,614	1988	10/4/2017
Goshen Station	Goshen, OH	3,605	1,555	4,621	130	1,649	4,657	6,306	1,280	1973/2003	10/4/2017
The Village Shopping Center	Mooresville, IN	—	2,363	8,325	140	2,098	8,731	10,829	1,262	1965/1997	10/4/2017
Heritage Oaks	Gridley, CA	4,839	2,390	7,404	837	2,410	8,221	10,631	1,903	1979	10/4/2017
Hickory Plaza	Nashville, TN	4,780	2,927	5,099	1,940	2,961	7,005	9,966	1,110	1974/1986	10/4/2017
Highland Fair	Gresham, OR	6,833	3,263	7,979	466	3,350	8,358	11,709	1,334	1984/1999	10/4/2017
High Point Village	Bellefontaine, OH	—	3,386	7,485	(2,392)	2,507	5,972	8,479	636	1988	10/4/2017
Mayfair Village	Hurst, TX	16,398	15,343	16,522	1,865	15,527	18,202	33,729	3,314	1981/2004	10/4/2017
LaPlata Plaza	La Plata, MD	17,860	8,434	22,855	1,954	8,657	24,586	33,243	3,494	2003	10/4/2017
Lafayette Square	Lafayette, IN	7,182	5,387	5,636	43	5,373	5,692	11,065	3,062	1963/2001	10/4/2017
Landen Square	Maineville, OH	—	2,081	3,467	984	2,314	4,218	6,532	1,184	1981/2003	10/4/2017
Melbourne Village Plaza	Melbourne, FL	—	5,418	7,280	(1,343)	4,865	6,490	11,355	824	1987	10/4/2017
Commerce Square	Brownwood, TX	—	6,027	8,341	622	6,287	8,703	14,990	2,141	1969/2007	10/4/2017
Upper Deerfield Plaza	Bridgeton, NJ	—	5,073	5,882	(1,965)	3,956	5,034	8,990	834	1977/1994	10/4/2017
Monfort Heights	Cincinnati, OH	4,216	2,357	3,545	9	2,357	3,554	5,911	771	1987	10/4/2017
Mountain Park Plaza	Roswell, GA	6,341	6,118	6,652	339	6,152	6,957	13,109	1,227	1988/2003	10/4/2017
Nordan Shopping Center	Danville, VA	—	1,911	6,751	655	2,018	7,299	9,316	1,600	1961/2002	10/4/2017
Northside Plaza	Clinton, NC	—	1,406	5,471	291	1,416	5,751	7,168	1,218	1982	10/4/2017
Park Place Plaza	Port Orange, FL	—	2,347	8,458	(2,398)	1,838	6,570	8,407	465	1984	10/4/2017
Parkway Station	Warner Robins, GA	—	3,416	5,309	(1,395)	2,608	4,722	7,330	596	1982	10/4/2017
Parsons Village	Seffner, FL	4,744	3,465	10,864	(4,186)	2,430	7,713	10,143	716	1983/1994	10/4/2017
Portland Village	Portland, TN	—	1,408	5,235	1,134	1,474	6,303	7,777	1,150	1984	10/4/2017

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Quail Valley Shopping Center	Missouri City, TX	—	2,452	11,501	(4,209)	1,595	8,148	9,743	550	1983	10/4/2017
Hillside - West	Hillside, UT	—	691	1,739	3,870	4,561	1,739	6,300	389	2006	10/4/2017
Rolling Hills Shopping Center	Tucson, AZ	8,336	5,398	11,792	(2,733)	4,600	9,857	14,458	609	1980/1997	10/4/2017
South Oaks Shopping Center	Live Oak, FL	3,220	1,742	5,119	104	1,793	5,172	6,966	1,817	1976/2000	10/4/2017
East Pointe Plaza	Columbia, SC	—	7,496	11,752	(10,072)	3,681	5,495	9,176	734	1990	10/4/2017
Southgate Center	Heath, OH	—	4,246	22,752	462	4,272	23,188	27,460	4,020	1960/1997	10/4/2017
Summerville Galleria	Summerville, SC	—	4,104	8,668	618	4,449	8,941	13,390	1,723	1989/2003	10/4/2017
The Oaks	Hudson, FL	—	3,876	6,668	(1,192)	3,460	5,892	9,352	1,191	1981	10/4/2017
Riverplace Centre	Noblesville, IN	5,175	3,890	4,044	770	4,001	4,703	8,704	1,341	1992	10/4/2017
Town & Country Center	Hamilton, OH	2,065	2,268	4,372	324	2,345	4,618	6,963	1,051	1950	10/4/2017
Powell Villa	Portland, OR	—	3,364	7,318	2,768	3,396	10,054	13,450	1,689	1959/1991	10/4/2017
Towne Crossing Shopping Center	Mesquite, TX	—	5,358	15,584	1,272	5,410	16,803	22,213	2,966	1984	10/4/2017
Village at Waterford	Midlothian, VA	4,173	2,702	5,194	541	2,820	5,617	8,437	1,041	1991	10/4/2017
Buckingham Square	Richardson, TX	—	2,087	6,392	(551)	1,913	6,015	7,928	377	1978	10/4/2017
Western Square Shopping Center	Laurens, SC	—	1,013	3,333	(2,726)	308	1,312	1,620	—	1978/1991	10/4/2017
Windsor Center	Dallas, NC	—	2,488	5,186	359	2,488	5,545	8,032	1,401	1974/1996	10/4/2017
12 West Marketplace	Litchfield, MN	—	835	3,538	110	945	3,538	4,483	1,235	1989	10/4/2017
Orchard Plaza	Altoona, PA	788	2,537	5,366	(3,766)	1,321	2,816	4,136	248	1987	10/4/2017
Willowbrook Commons	Nashville, TN	—	5,384	6,002	293	5,470	6,209	11,678	1,321	2005	10/4/2017
Edgewood Towne Center	Edgewood, PA	—	10,029	22,535	4,071	10,375	26,261	36,636	5,503	1990	10/4/2017
Everson Pointe	Snellville, GA	7,734	4,222	8,421	455	4,360	8,737	13,098	1,727	1999	10/4/2017
Gleneagles Court(4)	Memphis, TN	—	3,892	8,157	(11,951)	98	—	98	—	1988	10/4/2017
Village Square of Delafield	Delafield, WI	8,257	6,206	6,869	443	6,511	7,008	13,519	1,502	2007	10/4/2017
Shoppes of Lake Village	Leesburg, FL	—	4,065	3,795	1,375	4,110	5,125	9,235	1,681	1987/1998	2/26/2018
Sierra Vista Plaza	Murrieta, CA	—	9,824	11,669	1,370	10,328	12,535	22,863	1,404	1991	9/28/2018
Wheat Ridge Marketplace	Wheat Ridge, CO	11,399	7,926	8,393	799	8,442	8,675	17,117	1,213	1996	10/3/2018
Atlantic Plaza	North Reading, MA	—	12,341	12,699	405	12,607	12,839	25,446	1,831	1959/1973	11/9/2018
Staunton Plaza	Staunton, VA	—	4,818	14,380	31	4,832	14,396	19,229	1,340	2006	11/16/2018
Bethany Village	Alpharetta, GA	—	6,138	8,355	321	6,145	8,668	14,813	992	2001	11/16/2018
Northpark Village	Lubbock, TX	—	3,087	6,047	103	3,102	6,135	9,237	683	1990	11/16/2018
Kings Crossing	Sun City Center, FL	10,467	5,654	11,225	152	5,740	11,292	17,031	1,200	2000/2018	11/16/2018
Lake Washington Crossing	Melbourne, FL	—	4,222	13,553	790	4,264	14,300	18,564	1,822	1987/2012	11/16/2018

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Kipling Marketplace	Littleton, CO	—	4,020	10,405	215	4,056	10,584	14,640	1,289	1983/2009	11/16/2018
MetroWest Village	Orlando, FL	—	6,841	15,333	321	6,933	15,561	22,495	1,608	1990	11/16/2018
Spring Cypress Village	Houston, TX	—	9,579	14,567	465	9,724	14,888	24,612	1,574	1982/2007	11/16/2018
Commonwealth Square	Folsom, CA	5,932	9,955	12,586	423	9,973	12,991	22,964	2,000	1987	11/16/2018
Point Loomis	Milwaukee, WI	—	4,171	4,901	106	4,171	5,007	9,177	1,183	1965/1991	11/16/2018
Shasta Crossroads	Redding, CA	—	9,598	18,643	(3,907)	8,330	16,004	24,334	1,260	1989/2016	11/16/2018
Milan Plaza	Milan, MI	—	925	1,974	180	930	2,149	3,079	762	1960/1975	11/16/2018
Hilander Village	Roscoe, IL	—	2,571	7,461	537	2,638	7,931	10,568	1,377	1994	11/16/2018
Laguna 99 Plaza	Elk Grove, CA	—	5,422	16,952	136	5,429	17,080	22,509	1,640	1992	11/16/2018
Southfield Center	St. Louis, MO	—	5,612	13,643	872	5,866	14,261	20,127	1,614	1987	11/16/2018
Waterford Park Plaza	Plymouth, MN	—	4,935	19,543	150	4,971	19,657	24,628	2,062	1989	11/16/2018
Colonial Promenade	Winter Haven, FL	—	12,403	22,097	286	12,436	22,350	34,786	2,773	1986/2008	11/16/2018
Willimantic Plaza	Willimantic, CT	—	3,596	8,859	53	3,613	8,895	12,508	1,426	1968/1990	11/16/2018
Quivira Crossings	Overland Park, KS	—	7,512	10,729	775	7,679	11,336	19,016	1,514	1996	11/16/2018
Spivey Junction	Stockbridge, GA	—	4,083	10,414	64	4,091	10,470	14,561	1,156	1998	11/16/2018
Plaza Farmington	Farmington, NM	—	6,322	9,619	59	6,371	9,630	16,000	1,189	2004	11/16/2018
Harvest Plaza	Akron, OH	—	2,693	6,083	58	2,741	6,093	8,835	737	1974/2000	11/16/2018
Oakhurst Plaza	Seminole, FL	—	2,782	4,506	268	2,827	4,729	7,556	654	1974/2001	11/16/2018
Old Alabama Square	Johns Creek, GA	—	10,782	17,359	961	10,790	18,313	29,103	1,809	2000	11/16/2018
North Point Landing	Modesto, CA	20,061	8,040	28,422	426	8,152	28,735	36,887	2,616	1964/2008	11/16/2018
Glenwood Crossing	Cincinnati, OH	—	4,581	3,922	69	4,594	3,978	8,571	743	1999	11/16/2018
Rosewick Crossing	La Plata, MD	—	8,252	23,507	392	8,284	23,866	32,150	2,321	2008	11/16/2018
Vineyard Center	Templeton, CA	5,248	1,753	6,406	43	1,767	6,435	8,202	608	2007	11/16/2018
Ocean Breeze Plaza	Ocean Breeze, FL	—	6,416	9,986	532	6,452	10,482	16,934	1,177	1993/2010	11/16/2018
Central Valley Marketplace	Ceres, CA	15,526	6,163	17,535	41	6,187	17,552	23,739	1,665	2005	11/16/2018
51st & Olive Square	Glendale, AZ	—	2,236	9,038	80	2,248	9,107	11,354	996	1975/2007	11/16/2018
West Acres Shopping Center	Fresno, CA	—	4,866	5,627	307	4,980	5,820	10,800	1,022	1990	11/16/2018
Meadows on the Parkway	Boulder, CO	—	23,954	32,744	813	24,072	33,440	57,512	3,141	1989	11/16/2018
Wyandotte Plaza	Kansas City, KS	—	5,204	17,566	127	5,240	17,657	22,896	1,749	1961/2015	11/16/2018
Broadlands Marketplace	Broomfield, CO	—	7,434	9,459	183	7,538	9,538	17,076	1,140	2002	11/16/2018
Village Center	Racine, WI	—	6,051	26,473	422	6,114	26,832	32,946	2,921	2002/2003	11/16/2018
Shoregate Town Center	Willowick, OH	—	7,152	16,282	762	7,174	17,022	24,196	3,278	1958/2005	11/16/2018
Plano Market Street	Plano, TX	—	14,837	33,178	566	15,099	33,482	48,581	2,997	2009	11/16/2018

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Island Walk Shopping Center	Fernandina Beach, FL	—	8,190	19,992	687	8,267	20,602	28,869	2,358	1987/2012	11/16/2018
Normandale Village	Bloomington, MN	11,638	8,390	11,407	898	8,668	12,028	20,695	1,947	1973	11/16/2018
North Pointe Plaza	North Charleston, SC	—	10,232	26,348	400	10,474	26,506	36,980	3,377	1989	11/16/2018
Palmer Town Center	Easton, PA	—	7,331	23,525	375	7,327	23,904	31,231	2,402	2005	11/16/2018
Alico Commons	Fort Myers, FL	—	4,670	16,557	491	4,843	16,875	21,718	1,608	2009	11/16/2018
Windover Square	Melbourne, FL	11,048	4,115	13,309	264	4,193	13,495	17,689	1,312	1984/2010	11/16/2018
Rockledge Square	Rockledge, FL	—	3,477	4,469	409	3,496	4,859	8,355	918	1985	11/16/2018
Port St. John Plaza	Port St. John, FL	—	3,305	5,636	(3,444)	1,962	3,535	5,497	289	1986	11/16/2018
Fairfield Commons	Lakewood, CO	—	8,802	29,946	1,052	8,810	30,991	39,800	2,734	1985	11/16/2018
Cocoa Commons	Cocoa, FL	—	4,838	8,247	583	4,851	8,817	13,668	1,271	1986	11/16/2018
Hamilton Mill Village	Dacula, GA	—	7,059	9,734	292	7,087	9,998	17,085	1,186	1996	11/16/2018
Sheffield Crossing	Sheffield Village, OH	—	8,841	10,232	193	9,026	10,240	19,266	1,411	1989	11/16/2018
The Shoppes at Windmill Place	Batavia, IL	—	8,186	16,005	352	8,194	16,350	24,544	1,871	1991/1997	11/16/2018
Stone Gate Plaza	Crowley, TX	7,185	5,261	7,007	209	5,269	7,207	12,477	825	2003	11/16/2018
Everybody's Plaza	Cheshire, CT	—	2,520	10,096	268	2,539	10,345	12,884	978	1960/2005	11/16/2018
Lakewood City Center	Lakewood, OH	—	1,593	10,308	29	1,599	10,332	11,931	923	1991	11/16/2018
Carriagetown Marketplace	Amesbury, MA	—	7,084	15,492	488	7,092	15,971	23,064	1,782	2000	11/16/2018
Crossroads of Shakopee	Shakopee, MN	—	8,869	20,320	327	8,933	20,582	29,515	2,517	1998	11/16/2018
Broadway Pavilion	Santa Maria, CA	—	8,512	20,427	360	8,534	20,765	29,300	2,159	1987	11/16/2018
Sanibel Beach Place	Fort Myers, FL	—	3,918	7,043	647	4,014	7,594	11,608	995	2003	11/16/2018
Shoppes at Glen Lakes	Weeki Wachee, FL	—	3,118	7,473	431	3,156	7,866	11,022	892	2008	11/16/2018
Bartow Marketplace	Cartersville, GA	19,305	11,944	24,610	288	11,968	24,874	36,841	3,706	1995	11/16/2018
Bloomingdale Hills	Riverview, FL	—	4,384	5,179	219	4,389	5,393	9,783	867	2002/2012	11/16/2018
University Plaza	Amherst, NY	—	6,402	9,800	514	6,410	10,306	16,716	2,336	1980/1999	11/16/2018
McKinney Market Street	McKinney, TX	2,236	10,941	16,061	1,467	10,969	17,500	28,469	2,034	2003	11/16/2018
Montville Commons	Montville, CT	—	12,417	11,091	489	12,443	11,554	23,997	1,745	2007	11/16/2018
Shaw's Plaza Raynham	Raynham, MA	—	7,769	26,829	914	7,789	27,724	35,512	3,027	1965/1998	11/16/2018
Suntree Square	Southlake, TX	8,994	6,335	15,642	361	6,350	15,988	22,338	1,625	2000	11/16/2018
Green Valley Plaza	Henderson, NV	—	7,284	16,879	221	7,329	17,056	24,384	1,789	1978/1982	11/16/2018
Crosscreek Village	St. Cloud, FL	—	3,821	9,604	388	3,859	9,953	13,813	1,099	2008	11/16/2018
Market Walk	Savannah, GA	—	20,679	31,836	1,626	20,750	33,391	54,141	3,406	2014/2015	11/16/2018
Livonia Plaza	Livonia, MI	—	4,118	17,037	55	4,151	17,059	21,210	1,867	1988	11/16/2018
Franklin Centre	Franklin, WI	7,255	6,353	5,482	370	6,357	5,849	12,206	1,491	1994/2009	11/16/2018

SCHEDULE III—REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION
December 31, 2020
(in thousands)
			Initial Cost		Costs Capitalized Subsequent to Acquisition(2)	Gross Amount Carried at End of Period(3)
Property Name	City, State	Encumbrances(1)	Land and Improvements	Buildings and Improvements		Land and Improvements	Buildings and Improvements	Total	Accumulated Depreciation	Date Constructed/ Renovated	Date Acquired
Plaza 23	Pompton Plains, NJ	—	11,412	40,144	868	11,664	40,760	52,424	3,721	1963/1997	11/16/2018
Shorewood Crossing	Shorewood, IL	—	9,468	20,993	2,519	9,569	23,411	32,980	2,477	2001	11/16/2018
Herndon Place	Fresno, CA	—	7,148	10,071	(853)	6,808	9,559	16,367	668	2005	11/16/2018
Windmill Marketplace	Clovis, CA	—	2,775	7,299	(485)	2,682	6,906	9,588	321	2001	11/16/2018
Riverlakes Village	Bakersfield, CA	13,219	8,567	15,242	523	8,608	15,725	24,332	1,523	1997	11/16/2018
Bells Fork	Greenville, NC	—	2,846	6,455	(875)	2,612	5,815	8,427	—	2006	11/16/2018
Evans Towne Centre	Evans, GA	—	4,018	7,013	191	4,058	7,163	11,222	923	1995	11/16/2018
Mansfield Market Center	Mansfield, TX	—	4,672	13,154	145	4,678	13,292	17,971	1,241	2015	11/16/2018
Ormond Beach Mall	Ormond Beach, FL	—	4,954	7,006	750	5,008	7,702	12,710	1,004	1967/2010	11/16/2018
Heritage Plaza	Carol Stream, IL	9,105	6,205	16,507	309	6,243	16,778	23,022	1,718	1988	11/16/2018
Mountain Crossing	Dacula, GA	3,736	6,602	6,835	147	6,650	6,934	13,585	897	1997	11/16/2018
Seville Commons	Arlington, TX	—	4,689	12,602	858	4,845	13,304	18,149	1,344	1987	11/16/2018
Loganville Town Center	Loganville, GA	—	4,922	6,625	299	5,027	6,819	11,846	939	1997	11/16/2018
Alameda Crossing	Avondale, AZ	12,894	7,785	19,875	2,148	7,834	21,974	29,807	2,245	2005	11/16/2018
Cinco Ranch at Market Center	Katy, TX	—	5,553	14,063	515	5,679	14,452	20,131	1,342	2007/2008	12/12/2018
Naperville Crossings	Naperville, IL	25,380	15,242	30,881	2,303	15,852	32,574	48,426	2,883	2007/2016	4/26/2019
Orange Grove Shopping Center	North Fort Myers, FL	—	2,637	7,340	269	2,873	7,373	10,245	489	1999	10/31/2019
Sudbury Crossing	Sudbury, MA	—	6,483	12,933	129	6,490	13,055	19,545	716	1984	10/31/2019
Ashburn Farm Market Center	Ashburn, VA	—	14,035	16,648	19	14,029	16,673	30,702	919	2000	10/31/2019
Del Paso Marketplace	Sacramento, CA	—	5,722	12,242	141	5,748	12,357	18,105	637	2006	12/12/2019
Hickory Flat Commons	Canton, GA	—	6,976	11,786	586	7,173	12,176	19,348	314	2008	8/17/2020
Roxborough Marketplace	Littleton, CO	—	4,105	12,668	190	4,105	12,858	16,963	155	2005	10/5/2020
Northlake Station LLC(5)	Cincinnati, OH	8,108	2,327	11,806	554	2,526	12,161	14,687	1,760	1985	10/6/2006
Corporate Adjustments(6)		—	6	2,734	(6,311)	(1,570)	(2,002)	(3,572)	(11)
Totals		$685,022	$1,519,458	$3,088,652	$179,231	$1,549,362	$3,237,986	$4,787,348	$695,591
(1)Encumbrances do not include our finance leases.
(2)Reductions to costs capitalized subsequent to acquisition are generally attributable to parcels/outparcels sold, impairments, and assets held-for-sale.
(3)The aggregate basis of properties for federal income tax purposes is approximately $4.8 billion at December 31, 2020.
(4)The main shopping center at this location was sold and we currently only own an outparcel.
(5)Amounts consist of corporate building and land.
(6)Amounts consist of elimination of intercompany construction management fees charged by the property manager to the real estate assets.

Reconciliation of real estate assets at cost:

	2020	2019
Balance at January 1	$4,749,324	$4,848,483
Additions during the year:
Real estate acquisitions	39,879	126,378
Net additions to/improvements of real estate	57,700	79,396
Adoption of ASC 842	—	4,707
Deductions during the year:
Real estate dispositions	(54,188)	(185,468)
Impairment of real estate	(5,367)	(118,725)
Real estate held for sale	—	(5,447)
Balance at December 31	$4,787,348	$4,749,324
Reconciliation of accumulated depreciation:

	2020	2019
Balance at January 1	$526,309	$393,970
Additions during the year:
Depreciation expense	177,860	183,535
Deductions during the year:
Accumulated depreciation of real estate dispositions	(5,568)	(17,444)
Impairment of real estate	(3,010)	(33,126)
Accumulated depreciation of real estate held for sale	—	(626)
Balance at December 31	$695,591	$526,309
* * * * *